                                                                     EXHIBIT 2.1

                         AGREEMENT AND PLAN OF MERGER



                         dated as of December 2, 1997


                                 by and among


                          INTERSTATE HOTELS COMPANY,
                          a Pennsylvania corporation,


                      PATRIOT AMERICAN HOSPITALITY, INC.,
                            a Delaware corporation

                                      and

                PATRIOT AMERICAN HOSPITALITY OPERATING COMPANY,
                            a Delaware corporation

                               TABLE OF CONTENTS
                               -----------------


I.    THE MERGER
      1.01.  The Merger....................................................   2
      1.02.  Closing.......................................................   2
      1.03.  Effective Time................................................   2
      1.04.  Effects of the Merger.........................................   2
      1.05.  Certificate of Incorporation and Bylaws.......................   2
      1.06.  Boards, Committees and Officers...............................   2
      1.07.  Subscription Agreement........................................   3
      1.08.  Subscribed Shares and Rights..................................   3

II.   EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT
      CORPORATION; EXCHANGE OF CERTIFICATES
      2.01.  Effect on Capital Stock.......................................   3
      2.02.  Exchange of Certificates......................................   6
      2.03.  Company Stock Plans...........................................  11

III.  REPRESENTATIONS AND WARRANTIES
      3.01.  Representations and Warranties of the Company.................  12
      3.02.  Representations and Warranties of Patriot.....................  21

IV.   COVENANTS RELATING TO CONDUCT OF BUSINESS
      4.01.  Conduct of Business...........................................  27
      4.02.  No Solicitation by the Company................................  31
      4.03.  The Company's Accumulated and Current Earnings and Profits....  33

V.    ADDITIONAL COVENANTS
      5.01.  Preparation of the Form S-4 and the Joint Proxy Statement;
             Shareholders Meetings.........................................  33
      5.02.  Access to Information; Confidentiality........................  34
      5.03.  Regulatory Filings............................................  35
      5.04.  Reasonable Efforts............................................  35
      5.05.  Employee Benefit Matters......................................  36
      5.06.  Certain Employee and Other Matters............................  37
      5.07.  Fees and Expenses.............................................  37
      5.08.  Public Announcements..........................................  39
      5.09.  Affiliates; Etc...............................................  40
      5.10.  Listing of Paired Shares......................................  40
      5.11.  Shareholder Litigation........................................  40

      5.12.  Tax Treatment.................................................  40
      5.13.  Indemnification, Exculpation and Insurance....................  40
      5.14.  Interim Transactions..........................................  41
      5.15   Ownership Restrictions........................................  41
      5.16   Termination of Stock Purchase Plan............................  41

VI.   CONDITIONS PRECEDENT
      6.01.  Conditions to Each Party's Obligation To Effect the Merger....  42
      6.02.  Conditions to Obligations of Patriot and OPCO.................  42
      6.03.  Conditions to Obligation of the Company.......................  43
      6.04.  Frustration of Closing Conditions.............................  44

VII.  TERMINATION, AMENDMENT AND WAIVER
      7.01.  Termination...................................................  44
      7.02.  Effect of Termination.........................................  46
      7.03.  Amendment.....................................................  46
      7.04.  Extension; Waiver.............................................  46
      7.05.  Procedure for Termination, Amendment, Extension or Waiver.....  46

VIII. GENERAL PROVISIONS
      8.01.  Nonsurvival of Representations and Warranties.................  46
      8.02.  Notices.......................................................  46
      8.03.  Certain Definitions...........................................  48
      8.04.  Interpretation................................................  48
      8.05.  Counterparts..................................................  49
      8.06.  Entire Agreement; No Third-Party Beneficiaries................  49
      8.07.  Governing Law.................................................  49
      8.08.  Assignment....................................................  49
      8.09.  Enforcement...................................................  49

                         AGREEMENT AND PLAN OF MERGER


          AGREEMENT AND PLAN OF MERGER, dated as of December 2, 1997, among Interstate Hotels Company, a Pennsylvania corporation (the "Company"), Patriot American Hospitality, Inc., a Delaware corporation ("Patriot"), and Patriot American Hospitality Operating Company, a Delaware corporation ("OPCO" and, together with Patriot, the "Patriot Companies").

                                    RECITALS

          A. The respective Boards of Directors of Patriot, OPCO and the Company have each determined that it is advisable and in the best interests of their respective stockholders to consummate, and have therefore approved, the business combination transaction provided for herein in which the Company would merge with and into Patriot, and wherein each issued and outstanding share of Common Stock, par value $0.01 per share, of the Company ("Company Common Stock") not owned directly or indirectly by Patriot, OPCO or the Company will be converted into the right to receive the Merger Consideration on the terms and subject to the conditions of this Agreement (the "Merger");

          B. The parties desire to make certain representations, warranties and covenants in connection with the Merger and to prescribe various conditions to the Merger;

          C. For federal income tax purposes, it is intended that the Merger will qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code");

          D. Contemporaneously with the execution of this Agreement, the Company, Patriot and certain other Persons (such other Persons, collectively, the "Principal Shareholder") have entered into a Shareholders Agreement (the "Shareholders Agreement") pursuant to which the Principal Shareholder has agreed to refrain from taking certain actions and Patriot, OPCO and the Principal Shareholder have agreed to take certain actions on the terms and subject to the conditions set forth in the Shareholders Agreement; and

          E. The shares of common stock, par value $.01 per share, of Patriot (the "Patriot Common Stock") and the shares of common stock, par value $.01 per share, of OPCO (the "OPCO Common Stock") are paired and transferable and traded only in combination as a single unit (the "Paired Shares") on the New York Stock Exchange (the "NYSE").

          NOW, THEREFORE, in consideration of the representations, warranties and covenants contained in this Agreement, the parties agree as follows:

                                I.  THE MERGER

     1.01. The Merger.  On the terms and subject to the conditions set forth in
           ----------
this Agreement, and in accordance with the Pennsylvania Business Corporation Law (the "PBCL") and the Delaware General Corporation Law (the "DGCL"), the Company will be merged with and into Patriot at the Effective Time. Following the Effective Time, Patriot will be the surviving corporation in the Merger (the "Surviving Corporation") and will succeed to and assume all the rights and obligations of the Company in accordance with the PBCL and the DGCL.

     1.02. Closing.  The closing of the Merger (the "Closing") will take place
           -------
at 10:00 a.m. on a date to be specified by the parties (the "Closing Date"), which (subject to satisfaction or waiver of the conditions set forth in Article
VI) will be no later than the second business day after satisfaction or waiver of the conditions set forth in Article VI, unless another time or date is agreed to by the parties hereto. The Closing will be held at the offices of Jones, Day, Reavis & Pogue, 599 Lexington Avenue, New York, New York, unless another place is agreed to in writing by the parties hereto.

     1.03. Effective Time.  Subject to the provisions of this Agreement, as soon
           --------------
as practicable on or after the Closing Date, the parties will file articles or a certificate of merger or other appropriate documents (the "Articles of Merger") executed in accordance with the relevant provisions of the PBCL and the DGCL and will make all other filings or recordings required under the PBCL and the DGCL in order to effect the Merger. The Merger will become effective at such time as the Articles of Merger for the Merger have been duly filed with the Pennsylvania Department of State and the Secretary of State of Delaware or at such subsequent date or time as Patriot and the Company agree and specify in the Articles of Merger (the time the Merger becomes effective being herein referred to as the "Effective Time").

     1.04. Effects of the Merger.  The Merger will have the effects set forth in
           ---------------------
Section 1929 of the PBCL and Section 259 of the DGCL.

     1.05. Certificate of Incorporation and Bylaws.  (a) The Amended and
           ---------------------------------------
Restated Certificate of Incorporation of Patriot in effect immediately prior to the Effective Time will be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by Law.

           (b) The Amended and Restated Bylaws of Patriot in effect immediately prior to the Effective Time will be the bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.

     1.06. Boards, Committees and Officers.  The individuals serving as the
           -------------------------------
members of the Board of Directors, committees of the Board of Directors (including chairmen thereof) and officers of Patriot as of the Effective Time will serve as such for the Surviving Corporation until the earlier of the resignation or removal of any such individual or until their respective successors are duly elected and qualified, as the case may be. In addition, effective as of immediately after the Effective Time, the Board of Directors of Patriot will be increased by one and the vacancy so created will be filled in accordance with the Shareholders Agreement.

     1.07. Subscription Agreement.  Immediately prior to the Closing, the
           ----------------------
Company, OPCO and Patriot will enter into a contract in the form agreed upon by all of the parties (the "Company/Patriot Subscription Agreement") pursuant to which consistent with this Agreement the Company will pay for, and OPCO will issue directly to the shareholders of the Company as part of the consideration to be paid to such shareholders in the Merger, a number of shares (the "Subscribed Shares") of OPCO Common Stock equal to the number of shares of Patriot Common Stock to be issued to shareholders of the Company pursuant to the Merger.

     1.08. Subscribed Shares.  The parties acknowledge and agree that the
           -----------------
Subscribed Shares will be issued in accordance with Sections 2.01(d) and (g) to the shareholders of the Company in connection with the Merger and will be paired with the Patriot Common Stock issued in the Merger and that neither the Company nor Patriot will at any time become a stockholder of OPCO.


             II.   EFFECT OF THE MERGER ON THE CAPITAL STOCK
                   OF THE CONSTITUENT CORPORATIONS;  EXCHANGE OF
                   CERTIFICATES

     2.01. Effect on Capital Stock.  As of the Effective Time, by virtue of the
           -----------------------
Merger and without any action on the part of the holder of any shares of Company Common Stock outstanding immediately prior to the Effective Time ("Shares"):

           (a) Cancellation of Treasury Stock and Patriot-Owned Stock.  Each
               ------------------------------------------------------
Share that is owned by the Company or by any wholly owned Subsidiary of the Company, or by Patriot or OPCO or any wholly owned Subsidiary of either of them, will automatically be canceled and retired and will cease to exist, and no consideration will be delivered in exchange therefor.

           (b) Cancellation of Other Shares.  Each Share, other than those
               ----------------------------
described in Section 2.01(a), will no longer be outstanding and will automatically be canceled and retired and cease to exist and each holder of a certificate representing any such Share (a "Certificate") will cease to have any rights with respect thereto, except (i) the right to receive the Merger Consideration and any additional cash in lieu of fractional Paired Shares to be issued or paid in consideration therefor upon surrender of such Certificate in accordance with Section 2.02, without interest, or (ii) as provided in Section 2.02(j) in respect of Dissenting Shares.

           (c) Electing Shares.  Subject to Sections 2.01(a), (f) and (g), each
               ---------------
Share with respect to which a Form of Election to receive cash has been properly made and not revoked pursuant to Section 2.01(e) will, at the Effective Time, be converted into, and the holder thereof will be entitled to receive therefor, $37.50 in cash (the "Maximum Cash Consideration Per Share"). The cash consideration payable with respect to each Electing Share and, to the extent applicable pursuant to Section 2.01(h), each Non-Electing Share is hereinafter referred to as "Cash Consideration," and each Share with respect to which an election to be converted into cash is duly made as herein provided is herein referred to as an "Electing Share."

           (d) Non-Electing Shares. Each Share other than (1) an Electing Share,
               -------------------
 (2) a Share cancelled in accordance with Section 2.01(a), and (3) a Dissenting Share is herein referred to as a "Non-Electing Share." Subject to Section 2.01(h), each Non-Electing Share and each Electing Share described in Section 2.01(g)(ii) will at the Effective Time be converted into the right to receive the number of Paired Shares (the "Exchange Ratio") determined as follows:

             (i) If the Meeting Date Price is greater than or equal to $27.970, but less than or equal to $34.186, then the Exchange Ratio will be the number determined by dividing $37.50 by the Meeting Date Price;

             (ii) If the Meeting Date Price is less than $27.970, but greater than or equal to $26.416, then the Exchange Ratio will be 1.341;

             (iii) If the Meeting Date Price is greater than $34.186, but (x) less than or equal to $37.294, if the Closing Date is on or before March 30, 1998 or (y) less than or equal to $38.848, if the Closing Date is after March 30, 1998, then the Exchange Ratio will be 1.097;

             (iv) If the Meeting Date Price is greater than $37.294 and the Closing Date is on or before March 30, 1998, then the Exchange Ratio will be the number determined by dividing $40.912 by the Meeting Date Price;

             (v) If the Meeting Date Price is greater than $38.848 and the Closing Date is after March 30, 1998, then the Exchange Ratio will be the number determined by dividing $42.616 by the Meeting Date Price; and

             (vi) If the Meeting Date Price is less than $26.416, then the Company will have the right to terminate this Agreement pursuant to
          Section 7.01(g) by giving written notice (the "Termination Notice") of its election to do so to Patriot prior to 5:00 p.m., New York City time, on the second Trading Day after the Measurement Date; provided,
                                                                      --------
          however, that the Termination Notice will be deemed to be rescinded
          -------
          and will have no effect if, prior to 5:00 p.m., New York City time, on the second Trading Day following the date of delivery by the Company to Patriot of such Termination Notice, Patriot has given the Company written notice that it has exercised its right to increase the Exchange Ratio to the number determined by dividing $35.424 by the Meeting Date Price. If this subparagraph (vi) applies but the Company fails to give the Termination Notice, the Exchange Ratio will be 1.341.

In determining the Exchange Ratio as provided above, the final number will be rounded to three decimal places, rounding up from 0.0005. In the event of any stock dividend or other distribution or a subdivision, combination or modification of Patriot Common Stock or OPCO Common Stock with a record date after the date hereof and prior to the Effective Time, the Exchange Ratio will be equitably adjusted. For purposes of this Agreement, (a) the term "Meeting Date Price" means the average per share closing price for a Paired Share as reported on the NYSE Transactions Tape (as reported in the Wall Street Journal or, if not reported thereby, by another authoritative source) over the 20 consecutive Trading Day period ending on the Trading Day (the "Measurement Date") immediately preceding the fifth Trading Day prior to the date on which the meeting of the Company's shareholders pursuant to Section 5.01(b) hereof is to be initially convened; (b) the "Closing Date" means the date on which the Closing occurs; (c) the term "Stock Consideration" means the consideration described in the second sentence of this Section 2.01(d); (d) the term "Merger Consideration" means the Cash Consideration and Stock Consideration; and (e) the term "Trading Day" means a day on which the NYSE is open for trading.

     (e) Form of Election.  The Company will mail a form of election ("Form of
         ----------------
Election") to all holders of record of Shares as of the record date of the Company Shareholder Meeting. In addition, the Company will use all reasonable efforts to make the Form of Election and Joint Proxy Statement available to all persons who become shareholders of the Company during the period between such record date and the third Trading Day prior to the date of the initial convening of the Company Shareholder Meeting. Any election to receive Cash Consideration contemplated by Section 2.01(c) hereof shall have been properly made only if the Exchange Agent has received at its designated office or offices, by 5:00 p.m., New York City time, on the last Trading Day preceding the date of the initial convening of the Company Shareholder Meeting, a Form of Election properly completed and accompanied by certificates representing the Shares to which such Form of Election relates, duly endorsed in blank or otherwise acceptable for transfer on the books of the Company (or an appropriate guarantee of delivery), as set forth in such Form of Election. An election to receive Cash Consideration may be revoked only by written notice received by the Exchange Agent prior to 5:00 p.m., New York City time, on the last business day preceding the date of the initial convening of the Company Shareholder Meeting. In addition, all elections to receive Cash Consideration will automatically be revoked if the Exchange Agent is notified in writing by Patriot and Company that the Merger has been abandoned. If an election to receive Cash Consideration is so revoked, the Certificates (or guarantees of delivery, as appropriate) for the Shares to which such election to receive Cash Consideration relates will be promptly returned to the person submitting the same to the Exchange Agent.

     (f)  Limitations on Cash Payments.  Anything in this Article II to the
          ----------------------------
contrary notwithstanding and subject to Section 6.03(d), holders of Electing Shares will not be entitled to, and Patriot will not be obligated in implementing Section 2.01(c) to pay, the Maximum Cash Consideration Per Share in respect of the number of Electing Shares that exceeds 14,168,500 Shares minus the number of Shares equal to the number of Dissenting Shares, if any, in excess of 100,000. The maximum number of Electing Shares entitled to the Maximum Cash Consideration Per Share pursuant to this Section 2.01(f) is hereinafter referred to as the "Maximum Cash Shares," and the amount of cash equal to the Maximum Cash Consideration Per Share times the Maximum Cash Shares is hereinafter referred to as the "Total Cash Consideration."

     (g) Proration of Electing Shares.  In the event that the aggregate number
         ----------------------------
of Electing Shares exceeds the Maximum Cash Shares, all Electing Shares will at the Effective Time be converted into the right to receive Merger Consideration in the following manner:

             (i) The number of Electing Shares covered by each Form of Election to be converted into the right to receive the Cash Consideration will be determined by multiplying the number of Electing Shares covered by such Form of Election by a fraction, the numerator of which is the Maximum Cash Shares and the denominator of which is the total number of Electing Shares, rounded down to the nearest whole Share; and

             (ii) Each Electing Share not converted into the right to receive the Cash Consideration in accordance with Section 2.01(g)(i) will be converted into the right to receive the Stock Consideration and no longer considered to be an Electing Share.

          (h) Minimum Cash Consideration for Non-Electing Shares.  In the event
              --------------------------------------------------
that the aggregate number of Electing Shares is less than the Maximum Cash Shares, each Non-Electing Share will be converted at the Effective Time into the right to receive:

             (i) Cash in an amount (the "Minimum Cash Consideration Per Share") equal to (A)(1) the Total Cash Consideration minus (2) the product of the Maximum Cash Consideration Per Share times the aggregate number of Electing Shares, divided by (B) the aggregate number of Non-Electing Shares; and

             (ii) The number of Paired Shares equal to the product of (A) the Exchange Ratio times (B) a fraction (the "Share Fraction"), the numerator of which is 37.50 minus the Minimum Cash Consideration Per Share, and the denominator of which is 37.50.

If this Section 2.01(h) is applicable, then (A) the Minimum Cash Consideration Per Share with respect to Non-Electing Shares pursuant to clause (i) hereof will be deemed to be the "Cash Consideration" for such shares, (B) the stock consideration with respect to Non-Electing Shares pursuant to clause (ii) hereof will be deemed to be the "Stock Consideration" for such shares, and (C) such Cash Consideration and Stock Consideration, together, will be deemed to be the "Merger Consideration" for such shares.

          2.02.  Exchange of Certificates.  (a)  Prior to the Effective Time,
                 ------------------------
Patriot and OPCO will enter into an agreement with American Stock Transfer and Trust Company ("AST&T") or such other bank or trust company as may be designated by Patriot, OPCO and the Company (the "Exchange Agent"), such agreement to provide that as of the Effective Time (i) Patriot will deposit, or will cause to be deposited, with the Exchange Agent, for the benefit of the holders of Shares, for exchange in accordance with this Article II, through the Exchange Agent, a certificate representing the shares of Patriot Common Stock issuable pursuant to
Section 2.01 in exchange for outstanding Shares, and simultaneously (ii) OPCO will deposit, or will cause to be deposited, with the Exchange Agent, for exchange in accordance with this Article II, through the Exchange Agent, a certificate representing the Subscribed Shares, to be paired with the shares of Patriot Common Stock described in clause (i) above. The certificates for shares of Patriot Common Stock and Subscribed Shares, together with any dividends or distributions with respect thereto with a record date after the Effective Time, any Excess Shares and any cash (including cash proceeds from the sale of the Excess Shares) in lieu of any fractional Paired Shares and Cash Consideration, are hereinafter referred to as the "Exchange Fund."

          (b) Exchange Procedures.  As soon as reasonably practicable after the
              -------------------
Effective Time, the Exchange Agent will mail or otherwise make available to each holder of record of a Certificate which immediately prior to the Effective Time represented outstanding Shares converted into the right to receive the Merger Consideration pursuant to Section 2.01: (i) a letter of transmittal (which will specify that delivery will be effected, and risk of loss and title to the Certificates will pass, only upon delivery of the Certificates to the Exchange Agent and will be in such form and have such other provisions as Patriot may specify consistent with this Agreement) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate will be entitled to receive in exchange therefor the Merger Consideration and cash, if any, which such holder has the right to receive pursuant to the provisions of this Article II, and the Certificate so surrendered will forthwith be canceled. In the event of a transfer of ownership of Shares which is not registered in the transfer records of the Company, the Merger Consideration may be issued or paid to a Person other than the Person in whose name the Certificate so surrendered is registered if such Certificate is properly endorsed or otherwise in proper form for transfer and the Person requesting such issuance or payment pays any transfer or other taxes required by reason of the issuance or payment of the Merger Consideration to a Person other than the registered holder of such Certificate or establishes to the satisfaction of Patriot that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.02, each Certificate will be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration which the holder thereof has the right to receive in respect of such Certificate pursuant to the provisions of this Article II. No interest will be paid or will accrue on any cash payable to holders of Certificates pursuant to the provisions of this
Article II, but all payments of cash, if any, which holders have the right to receive pursuant to the provisions of the Article II will be made in immediately available funds. Certificates surrendered for exchange by any person who is an "affiliate" of the Company for purposes of Rule 145, as such rule may be amended from time to time, under the Securities Act, will not be exchanged until Patriot has received an agreement substantially in the form of Schedule 5.09(a) from such person.

          (c) Distributions with Respect to Unexchanged Shares.  No dividends or
              ------------------------------------------------
other distributions with respect to Patriot Common Stock or OPCO Common Stock with a record date after the Effective Time and no cash payment in lieu of fractional shares will be paid pursuant to Section 2.02(e) to the holder of any unsurrendered Certificate with respect to the Paired Shares represented thereby, and all such dividends, other distributions and cash in lieu of fractional Paired Shares will be paid by Patriot or OPCO to the Exchange Agent promptly after the Effective Time and will be included in the Exchange Fund, in each case in accordance with this Article II. Subject to the effect of applicable escheat or similar Laws, following surrender of any Certificate in accordance herewith there will be paid to the holder of the certificates representing whole Paired Shares issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole Paired Shares and the amount of any cash payable in lieu of fractional Paired Shares to which such holder is entitled pursuant to Section 2.02(e) and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such whole Paired Shares.

          (d) No Further Ownership Rights in Shares.  All Paired Shares issued
              -------------------------------------
and all cash paid upon the surrender for exchange of Certificates in accordance with the terms of this Article II will be deemed to have been issued and paid in full satisfaction of all rights pertaining to the Shares theretofore represented by such Certificates. If, after the Effective Time, Certificates are presented to Patriot, the Surviving Corporation or the Exchange Agent for any reason, they will be canceled and exchanged as provided in this Article II.

          (e) No Fractional Shares.  (i)  No certificates or scrip representing
              --------------------
fractional Paired Shares will be issued upon the surrender for exchange of Certificates, no dividend or distribution of Patriot will relate to such fractional share interests and such fractional share interests will not entitle the owner thereof to vote or to any rights of a shareholder of Patriot.

     (ii) As promptly as practicable following the Effective Time, the Exchange Agent will determine the excess of (A) the number of whole Paired Shares delivered to the Exchange Agent by Patriot and OPCO pursuant to Section 2.02(a) over (B) the aggregate number of whole Paired Shares to be distributed to holders of Shares pursuant to Section 2.02(b) (such excess being herein called the "Excess Shares"). Subject to Section 2.01(e)(iv), following the Effective Time, the Exchange Agent will sell the Excess Shares, all in the manner provided in Section 2.02(e)(iii).

     (iii) The sale of the Excess Shares by the Exchange Agent will be executed on the NYSE through one or more member firms of the NYSE and will be executed in round lots to the extent practicable. The Exchange Agent will use all reasonable efforts to complete the sale of the Excess Shares as promptly following the Effective Time as, in the Exchange Agent's sole judgment, is practicable consistent with obtaining the best execution of such sales in light of prevailing market conditions. Until the net proceeds of such sale or sales have been distributed to the prior holders of Shares, the Exchange Agent will hold such proceeds in trust for such holders entitled thereto (the "Shares Trust"). The Surviving Corporation will pay out of the Shares Trust all commissions, transfer taxes and other out-of-pocket transaction costs, including the expenses and compensation of the Exchange Agent incurred in connection with such sale of the Excess Shares. The Exchange Agent will determine the portion of the Shares Trust to which each holder of Shares is entitled, if any, by multiplying the amount of the aggregate net proceeds comprising the Shares Trust by a fraction, the numerator of which is the amount of the fractional share interest to which such holder of Shares is entitled (after taking into account all Shares held at the Effective Time by such holder) and the denominator of which is the aggregate amount of fractional share interests to which all holders of Shares are entitled.

     (iv) Notwithstanding the provisions of Section 2.02(e)(ii) and (iii), Patriot may elect at its option, exercised prior to the Effective Time, in lieu of the issuance and sale of Excess Shares and the making of the payments hereinabove contemplated, to cause to be paid to each holder of Shares an amount in cash equal to the product obtained by multiplying (A) the fractional share interest to which such holder (after taking into account all Shares held at the Effective Time by such holder) would otherwise be entitled by (B) the average closing price for a Paired Share as reported on the NYSE Composite Transactions Tape (as reported in the Wall Street Journal, or, if not reported thereby, any other authoritative source) for the 20 consecutive Trading Days ending on the Trading Day immediately prior to the Closing Date and, in such case, all references herein to the cash proceeds of the sale of the Excess Shares and similar references will be deemed to mean and refer to the payments calculated as set forth in this Section 2.02(e)(iv). In no event will Patriot be required to cause such payment to be funded prior to the Effective Time.

     (v) As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of Shares with respect to any fractional share interests, the Exchange Agent will make available such amounts to such holders of Shares subject to and in accordance with the terms of Section 2.02(c).

          (f) Termination of Exchange Fund.  Any portion of the Exchange Fund
              ----------------------------
which remains undistributed to the holders of the Certificates for six months after the Effective Time will be delivered to Patriot and OPCO, in accordance with Patriot's instructions, upon demand, and any holders of the Certificates who have not theretofore complied with this Article II will thereafter look only to Patriot for payment of their claim for Merger Consideration, any cash in lieu of fractional Paired Shares and any dividends or distributions with respect to Paired Shares.

          (g) No Liability.  None of Patriot, the Company or the Exchange Agent
              ------------
will be liable to any Person in respect of any Paired Shares (or dividends or distributions with respect thereto) or cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificate has not been surrendered prior to one year after the Effective Time (or immediately prior to such earlier date on which any Merger Consideration, any cash in lieu of fractional Paired Shares or any dividends or distributions payable to the holder of such Certificate would otherwise escheat to or become the property of any Governmental Entity), any such Merger Consideration, cash, dividends or distributions in respect of such Certificate will become the property of the Surviving Corporation (subject to the Subscription Agreement), free and clear of all claims or interest of any Person previously entitled thereto.

          (h) Investment of Exchange Fund.  The Exchange Agent will invest any
              ---------------------------
cash included in the Exchange Fund in one or more bank accounts or in high-quality, short-term investments, as directed by Patriot, on a daily basis. Any interest and other income resulting from such investments will be paid to Patriot (or OPCO to the extent of OPCO's cash contributions, if any, to the Exchange Fund).

          (i) Lost Certificates.  If any Certificate is lost, stolen or
              -----------------
destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration and, if applicable, any cash in lieu of fractional shares, and unpaid dividends and distributions on Paired Shares or deliverable in respect thereof, pursuant to this Agreement.

          (j) Dissenting Shares.  Notwithstanding anything in this Agreement to
              -----------------
the contrary, no Share, the holder of which has properly complied with the provisions of Subchapter D of Chapter 15 of the PBCL as to appraisal rights (including without limitation any Share the holder of which has given notice of his or her intention to demand that such holder be paid the fair value of such Shares as provided in Section 1575 of Subchapter D of Chapter 15 of the PBCL) (a "Dissenting Share"), will be deemed to be converted into and to represent the right to receive the Merger Consideration hereunder and the holders of Dissenting Shares, if any, will be entitled to payment, solely from the Surviving Corporation, of the appraised value of such Dissenting Shares to the extent permitted by and in accordance with the provisions of Subchapter D of Chapter 15 of the PBCL; provided, however, that (i) if any such holder fails to
                        --------  -------
establish his or her entitlement to rights to payment as provided in such Subchapter or (ii) if neither the holder of Dissenting Shares nor the Surviving Corporation has instituted a proceeding to determine the rights of holders of Dissenting Shares and to fix the fair value of Dissenting Shares in any of the circumstances described in Section 1579 of Subchapter D of Chapter 15 within the time provided in such Section, such holder will forfeit such right to payment for such Dissenting Shares pursuant to such Subchapter D of Chapter 15 and, as of the later of the Effective Time or the occurrence of such event, each such Share shall no longer be deemed a Dissenting Share and shall be deemed to be a Non-Electing Share, subject to Section 2.01(h), and such holder's Certificate formerly representing shares of Company Common Stock will automatically be converted into and represent only the right to receive the Merger Consideration as a Non-Electing Share pursuant to Section 2.01, including Section 2.01(h), without any interest thereon, upon surrender of the Certificate or Certificates formerly representing such shares of Company Common Stock. The Company will give Patriot (A) prompt notice of any written demands for appraisal of any Dissenting Shares and any other instruments received by the Company relating to shareholders' rights of appraisal, (B) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under the PBCL, and (C) the right to approve any settlement of any such demand.

          (k) Exchange of Certificates for Cash Consideration.  Without limiting
              -----------------------------------------------
the generality or effect of any other provision hereof, the Exchange Agent will have discretion to determine whether or not elections to receive Cash Consideration have been properly made or revoked pursuant to this Article II with respect to Shares and when elections and revocations were received by it. If the Exchange Agent determines that any election to receive Cash Consideration was not properly made with respect to Shares, absent manifest error, such Shares will be treated by the Exchange Agent as, and for all purposes of this Agreement will be deemed to be, Non-Electing Shares at the Effective Time, and such Shares will be converted in the Merger into Stock Consideration pursuant to Section 2.01(d), subject to Section 2.01(h). The Exchange Agent will also make computations as to the allocation, proration and equitable adjustments contemplated by this Article II and any such computation will be, absent manifest error, conclusive and binding on the holders of Electing Shares pursuant to this Article II. The Exchange Agent may, with the mutual agreement of Patriot and the Company, make such equitable changes in the procedures set forth herein for the implementation of the cash elections provided for in this
Article II as it determines to be necessary or desirable to effect fully such elections.

     2.03. Company Stock Plans. (a)  The Company will take all actions necessary
           -------------------
to provide that, upon the Effective Time, (i) each outstanding option (each, an "Option") to purchase Company Common Stock under the Company's Equity Incentive Plan (the "Equity Incentive Plan") or Stock Option Plan for Non-Employee Directors (the "Director Plan"), (ii) each outstanding stock appreciation right, deferred share, performance share or performance unit granted under the Company's Equity Incentive Plan (each, an "Incentive Plan Award"), and (iii) each outstanding share of restricted Company Common Stock issued under the Company's Equity Incentive Plan or Management Bonus Plan ("Restricted Shares" and, together with Options and Incentive Plan Awards, "Awards"), whether or not then exercisable or vested, all of which Awards are listed in Section 2.03(a) of the Company Disclosure Schedule (as defined in Section 3.01), will become fully exercisable and vested.

          (b) As soon as practicable after the date hereof, the Company will deliver to holders of Awards appropriate notices setting forth such holders' rights pursuant to the respective Company Stock Plans, the agreements evidencing the grants of such Awards and this Agreement. Holders of Options identified on
Section 2.03(b) of the Company Disclosure Schedule will be entitled, at their election, to have any or all of their Options (i) assumed by Patriot pursuant to and in accordance with Section 2.03(c) or (ii) canceled or repurchased pursuant to and in accordance with Section 2.03(d). All other Options will be canceled or repurchased pursuant to and in accordance with Section 2.03(d).

          (c) At the Effective Time, the Company's obligations with respect to each Option for which the holder thereof has elected pursuant to the second sentence of Section 2.03(b) to be assumed by Patriot (an "Assumed Option"), will be assumed by Patriot. The Assumed Options will continue to have, and be subject to, the same terms and conditions as set forth in the Company's Equity Incentive Plan or Director Plan (as the case may be) and related option agreements (as in effect immediately prior to the Effective Time) pursuant to which the Assumed Options were issued, provided that (i) all references to the Company will be deemed to be references to Patriot, and all references to the Company Common Stock will be deemed to be references to Paired Shares, (ii) each Assumed Option will be exercisable for that number of whole Paired Shares equal to the product of the number of shares of the Company Common Stock covered by the Assumed Option immediately prior to the Effective Time multiplied by the Exchange Ratio and rounded to the nearest whole number of Paired Shares, and
(iii) the exercise price per share of Paired Shares under each Assumed Option will be equal to the exercise price per share of the Company Common Stock under the Assumed Option immediately prior to the Effective Time divided by the Exchange Ratio, rounded to the nearest cent. Pursuant to this Agreement and in accordance with the Subscription Agreement, Patriot will (A) reserve for issuance or hold the number of Paired Shares that will become issuable upon the exercise of such Assumed Options pursuant to this Section 2.03(b) and (B) promptly after the Effective Time issue to each holder of an outstanding Assumed Option a document evidencing the assumption by Patriot of the Company's obligations with respect thereto under this Section 2.03(b).

          (d) Immediately prior to the Effective Time, each Option which is not an Assumed Option will be canceled or repurchased, as appropriate, and in consideration of such cancellation or repurchase, as the case may be, the Company will pay to the holder of each such Option an amount in respect thereof equal to the product of (i) the Applicable Amount, multiplied by (ii) the number of shares of Company Common Stock subject thereto (such payment to be net of applicable withholding taxes). The term "Applicable Amount" means the excess of (1) $37.50 over (2) the exercise price of each such Option.


                      III REPRESENTATIONS AND WARRANTIES

     3.01. Representations and Warranties of the Company. Except as disclosed in
           ---------------------------------------------
the Company Filed SEC Documents or as set forth on the Disclosure Schedule delivered by the Company to Patriot prior to the execution of this Agreement (the "Company Disclosure Schedule"), the Company represents and warrants to Patriot and OPCO as follows:

           (a) Organization, Standing and Corporate Power.  The Company and each
               ------------------------------------------
of its Significant Subsidiaries is a corporation or other legal entity duly organized, validly existing and in good standing (with respect to jurisdictions which recognize such concept) under the Laws of the jurisdiction in which it is organized and has the requisite corporate, partnership or limited liability company power, as the case may be, and authority to carry on its business as now being conducted. The Company and each of its Significant Subsidiaries is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions which recognize such concept) in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions in which the failure to be so qualified or licensed or to be in good standing individually or in the aggregate could not be reasonably expected to have a material adverse effect on the business, financial condition or results of operations of the Company and each of its Subsidiaries, taken as a whole, or on the ability of the Company to perform any of its obligations under this Agreement (any such effect, a "Company MAE"). The Company has delivered to Patriot prior to the execution of this Agreement complete and correct copies of its articles of incorporation and bylaws and has made available to Patriot the certificate of incorporation and bylaws (or comparable organizational documents) of each of its Subsidiaries, in each case as amended to date.

           (b) Subsidiaries. Exhibit 21.1 to the Company's Annual Report on Form
               ------------
10-K for the fiscal year ended December 31, 1996 includes all of the Significant Subsidiaries of the Company. All the outstanding shares of capital stock of, or other equity interests in, each such Subsidiary have been validly issued and are fully paid and nonassessable and are owned directly or indirectly by the Company, free and clear of all pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever (collectively, "Liens").

           (c) Capital Structure.  The authorized capital stock of the Company
               -----------------
consists of 75,000,000 Shares and 25,000,000 shares of preferred stock of the Company ("Company Preferred Shares"). At the close of business on the last business day immediately preceding the date hereof (the "Representation Date"),
(i) 35,421,478 Shares were issued and outstanding, (ii) no Shares were held by the Company in its treasury, (iii) 3,039,933 Shares were reserved for issuance pursuant to the Equity Incentive Plan, the Director Plan, the Management Bonus Plan and the employee stock purchase plan (collectively, the "Company Stock Plans"), and (iv) no Company Preferred Shares have been designated or issued. Except as set forth above, at the close of business on the Representation Date, no shares of capital stock or other voting securities of the Company were issued, reserved for issuance or outstanding. At the close of business on the Representation Date, there were no outstanding stock options, stock appreciation rights or rights (other than employee stock option or other rights ("Company Stock Options") to purchase or receive Company Common Stock granted under the Company Stock Plans) to receive shares of Company Common Stock on a deferred basis granted under the Company Stock Plans or otherwise. The Company Disclosure Schedule sets forth a complete and correct list, as of the Representation Date, of the number of shares of Company Common Stock subject to Company Stock Options. All outstanding shares of capital stock of the Company are, and all shares which may be issued will be, when issued, duly authorized, validly issued, fully paid and nonassessable and are not subject to preemptive rights. As of the close of business on the Representation Date, there were no bonds, debentures, notes, other indebtedness or securities of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of the Company may vote. Except as set forth above, as of the close of business on the Representation Date, there were no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company or any of its Subsidiaries is a party or by which any of them is bound obligating the Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of the Company or of any of its Subsidiaries or obligating the Company or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. Except for agreements entered into with respect to the Company Stock Plans, as of the close of business on the Representation Date, there were no outstanding contractual obligations of the Company or any of its Subsidiaries to issue, repurchase, redeem, exchange or otherwise acquire any shares of capital stock of the Company or any of its Subsidiaries. As of the close of business on the Representation Date, there were no outstanding contractual obligations of the Company to vote or to dispose of any shares of the capital stock of any of its Subsidiaries.

          (d) Authority; Noncontravention.  The Company has all requisite
              ---------------------------
corporate power and authority to enter into this Agreement, and, subject to the Company Shareholder Approval, to consummate the transactions contemplated hereby. On or prior to the date hereof, the Board of Directors of the Company approved this Agreement, the Merger and the other transactions contemplated by this Agreement and resolved to recommend that the holders of Company Common Stock adopt this Agreement. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject to Company Shareholder Approval. This Agreement has been duly executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, conflict with, breach or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of the Company or any of its Significant Subsidiaries under, (i) assuming Company Shareholder Approval, the articles of incorporation or by-laws of the Company or the comparable organizational documents of any of its Subsidiaries, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to the Company or any of its Significant Subsidiaries or their respective properties or assets, or (iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order or decree ("Order"), or statute, law, ordinance, rule or regulation ("Law") applicable to the Company or any of its Subsidiaries or their respective properties or assets, other than, in the case of clauses (ii) and (iii), any such conflicts, breaches, violations, defaults, rights, losses or Liens that individually or in the aggregate could not be reasonably expected to have a Company MAE. No Order, consent, approval or authorization of, or registration, declaration or filing with, any federal, state, local or foreign government or any court, administrative or regulatory agency or commission or other governmental authority, agency or instrumentality (a "Governmental Entity") is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby except for (1) the filing of a premerger notification and report form by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"); (2) the filing with the Securities and Exchange Commission (the "SEC") of (A) a proxy statement relating to the Company Shareholder Meeting (such proxy statement, together with the proxy statement relating to the Patriot/OPCO Shareholder Meetings, in each case as amended or supplemented from time to time, the "Joint Proxy Statement") and
(B) such reports under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as may be required in connection with this Agreement and the transactions contemplated hereby; (3) the filing of Articles of Merger with the Pennsylvania Department of State and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business and such filings with Governmental Entities to satisfy the applicable requirements of state securities or "blue sky" laws; (4) the filing of a Certificate of Merger with the Secretary of State of Delaware; and (5) such consents, approvals, Orders, authorizations, registrations, declarations or filings, the failure of which to be made or obtained, individually or in the aggregate, could not reasonably be expected to have a Company MAE.

          (e) SEC Documents; Undisclosed Liabilities.  The Company has timely
              --------------------------------------
filed all required reports, schedules, forms, statements and other documents with the SEC (the "Company SEC Documents"). As of their respective dates, the Company SEC Documents complied in all material respects with the requirements of the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Documents, and none of the Company SEC Documents when filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent that information contained in any Company SEC Document has been revised or superseded by a later Company Filed SEC Document, as of the date hereof, none of the Company SEC Documents contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the Company SEC Documents comply as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to year-end adjustments). Except (i) as reflected in such financial statements or in the notes thereto,
(ii) for liabilities incurred in connection with this Agreement or the transactions contemplated hereby, and (iii) for liabilities and obligations incurred since September 30, 1997 in the ordinary course of business consistent with past practice, neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise), including liabilities arising under any Laws relating to the protection of health, safety or the environment ("Environmental Laws"), which are required by generally accepted accounting principles to be reflected in a consolidated balance sheet of the Company and its consolidated Subsidiaries and which, individually or in the aggregate, could reasonably be expected to have a Company MAE.

          (f) Information Supplied.  None of the information supplied or to be
              --------------------
supplied by the Company specifically for inclusion or incorporation by reference in (i) the registration statement on Form S-4 to be filed with the SEC by Patriot in connection with the issuance of Patriot Common Stock in the Merger (the "Form S-4"), at the time the Form S-4 is filed with the SEC or at the time it becomes effective under the Securities Act, or (ii) the Joint Proxy Statement, at the date it is first mailed to the Company's shareholders or at the time of the Company Shareholder Meeting, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Joint Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Patriot specifically for inclusion or incorporation by reference in the Joint Proxy Statement or contained in any Patriot Filed SEC Documents incorporated by reference in the Form S-4 or the Joint Proxy Statement.

          (g) Absence of Certain Changes or Events.  Except (i) as disclosed in
              ------------------------------------
the Company SEC Documents filed and publicly available prior to the date of this Agreement (as amended to the date of this Agreement, the " Company Filed SEC Documents"), (ii) for the transactions provided for herein or permitted by
Section 4.01(a), and (iii) for liabilities incurred in connection with or as a result of this Agreement, since September 30, 1997, the Company has conducted its business only in the ordinary course, and there has not been (1) any Company MAE, (2) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of the Company stock, (3) any split, combination or reclassification of any of the Company's capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of the Company's capital stock, (4) any granting by the Company or any of its Subsidiaries to any director, executive officer or other key employee of the Company of any increase in compensation, (5) any granting by the Company or any of its Subsidiaries to any such director, executive officer or key employee of any increase in severance or termination pay, except as was required under any employment, severance or termination agreements in effect as of the date of the most recent financial statements included in the Company Filed SEC Documents, (6) any entry by the Company or any of its Subsidiaries into any employment, severance or termination agreement with any such director, executive officer or key employee, or (7) except insofar as may be required by a change in generally accepted accounting principles, any change in accounting methods, principles or practices by the Company. For purposes of this Agreement, "key employee" means any employee (other than an employee whose responsibilities relate principally to a single hotel) whose current salary and targeted bonus exceeds $200,000 per annum. Section 3.01(g) of the Company Disclosure Schedule contains a true and complete list of all agreements or plans providing for termination or severance pay to any key employee.

          (h) Litigation.  There are no suits, actions or proceedings pending
              ----------
or, to the Knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries or, to the Knowledge of the Company, any of its directors, officers or other employees in their capacities as such, that individually or in the aggregate could reasonably be expected to have a Company MAE, nor are there any Orders of any Governmental Entity or arbitrator outstanding against the Company or any of its Subsidiaries or, to the Knowledge of the Company, any of its directors, officers or other employees in their capacities as such, having, or which, individually or in the aggregate, could reasonably be expected to have a Company MAE.

          (i) Voting Requirements.  The affirmative vote of a majority of the
              -------------------
votes cast by all shareholders entitled to vote thereon at the Company Shareholder Meeting, which shall be a duly convened meeting at which a quorum was present and acting throughout (the "Company Shareholder Approval"), to adopt this Agreement is the only vote of the holders of any class or series of the Company's capital stock necessary to approve and adopt this Agreement and the transactions contemplated hereby.

          (j) State Takeover Statutes.  The Company Board has approved this
              -----------------------
Agreement, the Merger, the other transactions contemplated hereby and the Shareholders Agreement. Such approval constitutes approval of the Merger and the other transactions contemplated hereby by the Company Board under, and the Company Board has taken all other action necessary or advisable, so as to render inoperative with respect to the Merger, the other transactions contemplated hereby and the Shareholders Agreement, the provisions of Section 2538 and Subchapters 25F, G, H, I and J of the PBCL. No other Pennsylvania takeover statutes are applicable to the Merger, this Agreement or the transactions contemplated hereby.

          (k) Brokers.  No broker, investment banker, financial advisor or other
              -------
Person, other than Merrill Lynch & Co. ("Merrill Lynch") and Blackstone Real Estate Advisors, L.P., the fees and expenses of which will be paid by the Company, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. The Company has furnished to Patriot true and complete copies of all agreements under which any such fees or expenses are payable and all indemnification and other agreements related to the engagement of the Persons to whom such fees are payable.

          (l) Opinion of Financial Advisor.  The Company has received the
              ----------------------------
opinion of Merrill Lynch to the effect that, as of the date thereof, the Merger Consideration is fair to the Company's shareholders from a financial point of view.

          (m) Ownership of Paired Shares.  Neither the Company nor, to its
              --------------------------
Knowledge, any of its subsidiaries, directors or executive officers beneficially owns (as such term is defined in Rule 13d-3 under the Exchange Act) any Paired Shares.

          (n) Compliance with Laws; Permits.  Neither the Company nor any of its
              -----------------------------
Subsidiaries is in violation of any Order or any Law applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, except for such of the foregoing as, individually or in the aggregate, could not be reasonably expected to have a Company MAE. The Company and its Subsidiaries have obtained all licenses, permits and other authorizations and have taken all actions required by applicable law or governmental regulations in connection with their business as now conducted, where the failure to obtain any such license, permit or authorization or to take any such action, individually or in the aggregate, could reasonably be expected to have a Company MAE.

          (o) Tax Matters.  Except as, individually or in the aggregate, could
              -----------
not be reasonably expected to have a Company MAE (other than with respect to subsection (vi) below):

             (i) The Company and each of its Subsidiaries has paid or caused to be paid all federal, state, local, foreign and other taxes, including without limitation, income taxes, estimated taxes, alternative minimum taxes, excise taxes, sales taxes, use taxes, value-added taxes, gross receipts taxes, franchise taxes, capital stock taxes, employment and payroll-related taxes, withholding taxes, stamp taxes, transfer taxes, windfall profit taxes, environmental taxes and real and personal property taxes, whether or not measured in whole or in part by net income, and all deficiencies, or other additions to tax, interest, fines and penalties (collectively, "Taxes"), required to be so paid prior to the date hereof and has made provision, in accordance with generally accepted accounting principles, for all Taxes owed or accrued through the date hereof;

             (ii) The Company and each of its Subsidiaries has timely filed all federal, state, local and foreign tax returns required to be filed by any of them through the date hereof, and all such returns completely and accurately set forth the amount of any Taxes relating to the applicable period;

             (iii) Neither the Internal Revenue Service ("IRS") nor any other governmental authority is now asserting by written notice to the Company or any of its Subsidiaries or, to the Knowledge of the Company, threatening to assert against the Company or any of its Subsidiaries any deficiency or claim for additional Taxes. No written claim has been made since July 1, 1996 by a taxing authority in a jurisdiction where the Company does not file reports and returns that the Company is or may be subject to taxation by that jurisdiction. There are no security interests on any of the assets of the Company or any of its Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Taxes. The Company has not since July 1, 1996 entered into a closing agreement pursuant to Section 7121 of the Code;

             (iv) The Company has not received written notice of any audit of any tax return filed by the Company, and the Company has not been notified in writing by any tax authority that any such audit is contemplated or pending. Neither the Company nor any of its Subsidiaries has executed or filed with the IRS or any other taxing authority any agreement now in effect extending the period for assessment or collection of any income or other Taxes, and no extension of time with respect to any date on which a tax return was or is to be filed by the Company is in force. True, correct and complete copies of all federal, state and local income or franchise tax returns filed by the Company and each of the Company's Subsidiaries since January 1, 1994 and all communications relating thereto since that date have been delivered to Patriot or made available to representatives of Patriot;

             (v) The Company and each of its Subsidiaries has withheld and paid all taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other party; and

             (vi) The Company estimates that as of December 31, 1996, the accumulated and current earnings and profits ("E&P") of the Company (as determined for federal income tax purposes) was not in excess of $12.0 million.

          (p) Employee Benefit Plans.  With respect to all the employee benefit
              ----------------------
plans, programs and arrangements maintained for the benefit of any current or former employee, officer or director of the Company or any of its Subsidiaries (the "Company Benefit Plans"), except for such matters as, individually or in the aggregate, could not be reasonably expected to have a Company MAE, (a) each Company Benefit Plan and any related trust intended to be qualified under Sections 401(a) and 501(a) of the Code has received a favorable determination letter from the IRS that it is so qualified and nothing has occurred since the date of such letter that could reasonably be expected to materially adversely affect the qualified status of such Company Benefit Plan or related trust, (b) each Company Benefit Plan has been operated in all material respects in accordance with the terms and requirements of applicable law and all required returns and filings for each Company Benefit Plan have been timely made, (c) neither the Company nor any of its Subsidiaries has incurred any direct or indirect material liability under, arising out of or by operation of Title I or Title IV of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), in connection with any Company Benefit Plan or other retirement plan or arrangement, and no fact or event exists that could reasonably be expected to give rise to any such material liability, (d) all material contributions due and payable on or before the date hereof in respect of each Company Benefit Plan have been made in full and in proper form, (e) neither the Company nor any of its Subsidiaries have ever sponsored or been obligated to contribute to any "multiemployer plan" (as defined in Section 3(37) of ERISA), "multiple employer plan" (as defined in Section 413 of the Code) or "defined benefit plan" (as defined in Section 3(35) of ERISA), (f) except as otherwise required under ERISA, the Code and applicable state laws, no

Company Benefit Plan currently or previously maintained by the Company or any of its Subsidiaries provides any post-retirement health or life insurance benefits, and neither the Company nor any of its Subsidiaries maintains any obligations to provide post-retirement health or life insurance benefits in the future, (g) all material reporting and disclosure obligations imposed under ERISA and the Code have been satisfied with respect to each Company Benefit Plan, and (h) no benefit or amount payable or which may become payable by the Company or any of its Subsidiaries pursuant to any Company Benefit Plan, agreement or contract with any employee, shall constitute an "excess parachute payment,"within the meaning of Section 280G of the Code, which is or may be subject to the imposition of any excise tax under Section 4999 of the Code or which would not be deductible by reason of Section 280G of the Code.

          (q) Properties.  All of the real estate properties owned or leased by
              ----------
the Company and each of its Subsidiaries as of the date hereof are listed in
Section 3.01(q) of the Company Disclosure Schedule. The Company has no direct or indirect ownership interest in any real property as of the date hereof other than the properties owned by the Company and its Subsidiaries and set forth in Sections 3.01(s) and 3.01(q) of the Company Disclosure Schedule. The Company and each of its Subsidiaries own fee simple or leasehold title (each as indicated in Section 3.01(q) of the Company Disclosure Schedule) to each of the real properties identified in Section 3.01(q) of the Company Disclosure Schedule (the "Company Properties"), free and clear of liens, mortgages or deeds of trust, claims against title, charges which are liens, security interests or other encumbrances on title (collectively, "Encumbrances"), except for such Encumbrances as, individually and in the aggregate, could not be reasonably expected to have a Company MAE. Except for such of the following as, individually and in the aggregate, could not be reasonably expected to have a Company MAE, the Company Properties are not subject to any easements, rights of way, covenants, conditions, restrictions or other written agreements, laws, ordinances and regulations affecting building use or occupancy, or reservations of an interest in title (collectively, "Property Restrictions"), except for (i) Encumbrances and Property Restrictions, (ii) Property Restrictions imposed or promulgated by Law or any governmental body or authority with respect to real property, including zoning regulations, that do not adversely affect the current use of the property, materially detract from the value of or materially interfere with the present use of the property, (iii) Encumbrances and Property Restrictions disclosed on existing title policies, commitments (and the documents listed as exceptions therein), reports, certificates of title, title opinions or current surveys (in each case copies of which title policies, commitments (and the documents listed as exceptions therein), reports and surveys have been delivered or made available to Patriot and are listed in
Section 3.01(q) of the Company Disclosure Schedule), and (iv) mechanics', carriers', supplier's workmen's or repairmen's liens and other Encumbrances, Property Restrictions and other limitations of any kind, if any, which, individually or in the aggregate, are not material in amount, do not materially detract from the value of or materially interfere with the present use of any of the Company Properties subject thereto or affected thereby, and do not otherwise materially impair business operations conducted by the Company and its Subsidiaries and which have arisen or been incurred only in the ordinary course of business. Except for such of the following as, individually and in the aggregate, could not be reasonably expected to have a Company MAE, valid policies of title insurance have been issued insuring the Company's or its applicable Subsidiary's fee simple (or leasehold to the extent disclosed in Section 3.01(q) of the Company Disclosure Schedule) title to each of the Company Properties in amounts at least equal to the purchase price thereof or, if acquired through merger, the stipulated value thereof, and such policies are, at the date hereof, in full force and effect and no claim has been made against any such policy and the Company has no knowledge of any facts or circumstances which would constitute the basis for such a claim. Except for such of the following as, individually and in the aggregate, could not be reasonably expected to have a Company MAE, to the Knowledge of the Company, (A) no certificate, permit or license from any governmental authority having jurisdiction over any of the Company Properties or any agreement, easement or other right which is necessary to permit the lawful use and operation of the buildings and improvements on any of the Company Properties as currently operated or which is necessary to permit the lawful use and operation of all driveways, roads and other means of egress and ingress to and from any of the Company Properties (a "REA Agreement") has not been obtained and is not in full force and effect, and there is no pending threat of modification or cancellation of any of same nor is the Company or any of its Subsidiaries currently in default under any REA Agreement and the Company Properties are in full compliance with all governmental permits, licenses and certificates, except for such defaults which or where such noncompliance could not reasonably be expected to have a Company MAE; (B) no written notice of any violation of any federal, state or municipal law, ordinance, order, regulation or requirement affecting any portion of any of the Company Properties has been issued by any governmental authority; (C) there are no material structural defects relating to any of the Company Properties; (D) there is no Company Property whose building systems are not in working order in any material respect; (E) there is no physical damage to any Company Property in excess of $500,000 for which there is no insurance in effect (other than reasonable and customary deductibles) covering the full cost of the restoration; and (F) there is no current renovation or restoration or tenant improvements to any Company Property or any portion thereof in process or committed to be performed, the cost of which exceeds $500,000. Except for such of the following as, individually and in the aggregate, could not be reasonably expected to have a Company MAE, the use and occupancy of each of the Company Properties complies in all material respects with all applicable codes and zoning laws and regulations, and the Company has no knowledge of any pending or threatened proceeding or action that will in any manner affect the size of, use of, improvements on, construction on, or access to any of the Company Properties, with such exceptions as are not material and do not interfere with the use made and proposed to be made of such Company Properties. Except for such of the following as, individually and in the aggregate, could not be reasonably expected to have a Company MAE, neither the Company nor any of its Subsidiaries has received any written notice to the effect that (x) any betterment assessments have been levied against, or any condemnation or rezoning proceedings are pending or threatened with respect to any of the Company Properties or (y) any zoning, building or similar law, code, ordinance, order or regulation is or will be violated by the continued maintenance, operation or use of any buildings or other improvements on any of the Company Properties or by the continued maintenance, operation or use of the parking areas. Except for such of the following as, individually and in the aggregate, could not be reasonably expected to have a Company MAE, following a casualty, each of the Company Properties could be reconstructed and used for hotel purposes under applicable zoning laws and regulations, except that in certain circumstances such reconstruction would have to comply with the dimensional requirements of applicable zoning laws and regulations in effect at the time of reconstruction. Except as otherwise could not be reasonably expected to have a Company MAE, there are no outstanding abatement proceedings or appeals with respect to the assessment of any Company Property for the purpose of real property taxes, and there are no agreements with any governmental authority with respect to such assessments or tax rates on any

Company Property. None of the Company Properties is subject to any contractual restriction on the sale or other disposition thereof or on the financing or release of financing thereon.

          (r) Other Interests.  Except for such Other Interests of the Company
              ---------------
or any of its Subsidiaries that, individually or in the aggregate, could not be reasonably expected to have a Company MAE, neither the Company nor any of its Subsidiaries owns directly or indirectly any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity (other than investments in short-term investment securities) (collectively "Other Interests").

          (s) Related Party Transactions.  The Company Filed SEC Documents
              --------------------------
and/or the Company Disclosure Schedule disclose all arrangements, agreements and contracts entered into by the Company or any of its Subsidiaries (which are or will be in effect as of or after the date of this Agreement) involving payments in excess of $60,000 with any person who is an officer or director of the Company, any member of the immediate family, spouse, grandchild or, to the Knowledge of the Company, any other relative of any of the foregoing or any entity of which any of the foregoing is an Affiliate. Copies of all such documents have previously been provided or made available to Patriot and its counsel.

     3.02. Representations and Warranties of Patriot and OPCO.  Except as
           --------------------------------------------------
disclosed in the Patriot Filed SEC Documents, or as set forth on the Disclosure Schedule delivered by the Patriot Companies to the Company prior to the execution of this Agreement (the "Patriot Disclosure Schedule"), the Patriot Companies jointly and severally represent and warrant to the Company as follows:

          (a) Organization, Standing and Corporate Power.  Each of the Patriot
              ------------------------------------------
Companies and each of their respective Significant Subsidiaries is a corporation or other legal entity duly organized, validly existing and in good standing (with respect to jurisdictions which recognize such concept) under the Laws of the jurisdiction in which it is organized and has the requisite corporate or other power, as the case may be, and authority to carry on its business as now being conducted. The Patriot Companies and each of their respective Significant Subsidiaries are duly qualified or licensed to do business and in good standing (with respect to jurisdictions which recognize such concept) in each jurisdiction in which the nature of their respective businesses or the ownership or leasing of their respective properties makes such qualification or licensing necessary, other than in such jurisdictions in which the failure to be so qualified or licensed or to be in good standing individually or in the aggregate could not be reasonably expected to have a material adverse effect on the business, financial condition or results of operations of the Patriot Companies and their respective Subsidiaries, taken as a whole, or on the ability of the Patriot Companies to perform any of their obligations under this Agreement (any such effect, a "Patriot MAE"). The Patriot Companies have delivered to the Company prior to the execution of this Agreement complete and correct copies of their respective articles of incorporation and bylaws, in each case as amended to date and have made available to the Company the articles of incorporation and bylaws (or comparable organizational documents) of each of their respective Subsidiaries, in each case as amended to date.

          (b) Subsidiaries.  Exhibit 21.1 to Patriot's Annual Report on Form 10-
              -------------
K for the fiscal year ended December 31, 1996 and Section 3.02 of the Patriot Disclosure Schedule list all of the Significant Subsidiaries of the Patriot Companies as of the date hereof.

          (c) Capital Structure.  The authorized capital stock of Patriot
              ------------------
consists of 1.5 billion shares of capital stock including (i) 650 million shares of Patriot Common Stock, (ii) 100 million shares of preferred stock, par value $.01 per share ("Patriot Preferred Stock"), and (iii) 750 million shares of excess stock, par value $.01 per share ("Patriot Excess Stock"). The authorized capital stock of OPCO consists of 1.5 billion shares of capital stock including
(x) 650 million shares of OPCO Common Stock, (y) 100 million shares of preferred stock, par value $.01 per share ("OPCO Preferred Stock"), and (z) 750 million shares of excess stock, par value $.01 per share ("OPCO Excess Stock"). At the close of business on the Representation Date, (i) 70,120,137 shares of Patriot Common Stock and 70,120,137 shares of OPCO Common Stock were issued and outstanding, (ii) no shares of Patriot Preferred Stock and no shares of OPCO Preferred Stock were issued and outstanding, (iii) no shares of Patriot Excess Stock and no shares of OPCO Excess Stock were issued and outstanding, (iv) no shares of Patriot Common Stock and no shares of OPCO Common Stock were held by Patriot or OPCO in their respective treasuries, (v) 7,975,970 shares of Patriot Common Stock and 7,975,970 shares of OPCO Common Stock (plus 10% of the net increase in the total number of outstanding shares of Patriot Common Stock and OPCO Common Stock since October 1, 1997) were reserved for issuance pursuant to equity plans filed in the Patriot Filed SEC Documents (collectively, the "Patriot Stock Plans"), and (vi) 780,000 shares of Patriot Common Stock and 780,000 shares of OPCO Common Stock were reserved for issuance upon the exercise of options granted outside the Patriot Stock Plans, and (vii) 12,795,851 shares of Patriot Common Stock and 12,795,851 shares of OPCO Common Stock were reserved for issuance upon Patriot's election to acquire in exchange for Paired Shares units of limited partnership interest in Patriot American Hospitality Partnership, L.P. and Patriot American Hospitality Operating Partnership, L.P. tendered by redeeming unit holders. Except as set forth above, at the close of business on the Representation Date, no shares of capital stock or other voting securities of the Patriot Companies were issued, reserved for issuance or outstanding. At the close of business on the Representation Date, there were no outstanding stock options, stock appreciation rights or rights (other than employee stock options or other rights ("Patriot Employee Stock Options") to purchase or receive Patriot Common Stock granted under the Patriot Stock Plans) to receive shares of Patriot Common Stock on a deferred basis granted under the Patriot Stock Plans or otherwise. Section 3.02(c) of the Patriot Disclosure Schedule sets forth a complete and correct list, as of the Representation Date, of the number of Paired Shares subject to Patriot Employee Stock Options. All outstanding shares of capital stock of the Patriot Companies are, and all shares which may be issued, including shares to be issued pursuant to this Agreement, will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. As of the close of business on the Representation Date, there were no bonds, debentures, notes or other indebtedness or securities of the Patriot Companies having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of Patriot and OPCO may vote. Except as set forth above, as of the close of business on the Representation Date, there were no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Patriot Companies or any of their respective Subsidiaries is a party or by which any of them is bound obligating the Patriot

Companies or any of their respective Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of the Patriot Companies or of any of their respective Subsidiaries or obligating the Patriot Companies or any of their respective Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. Except for agreements entered into with respect to the Patriot Stock Plans, as of the close of business on the Representation Date, and except as would not be required to be disclosed pursuant to the Patriot Filed SEC Documents, there were no outstanding contractual obligations of the Patriot Companies or any of their respective Subsidiaries to issue, repurchase, redeem or otherwise acquire any shares of capital stock of the Patriot Companies or any of their respective Subsidiaries. As of the close of business on the Representation Date, there were no outstanding contractual obligations of the Patriot Companies to vote or to dispose of any shares of the capital stock of any of their respective Subsidiaries.

          (d) Authority; Noncontravention.  Patriot and OPCO have all requisite
              ----------------------------
corporate power and authority to enter into this Agreement and, subject to the Patriot/OPCO Shareholder Approvals, to consummate the transactions contemplated by this Agreement. On or prior to the date hereof, the Board of Directors of each of Patriot and OPCO approved this Agreement and the other transactions contemplated by this Agreement and resolved to recommend that the holders of Patriot/OPCO Common Stock adopt this Agreement, and the Board of Directors of Patriot has approved the Merger. The execution and delivery of this Agreement by Patriot and OPCO and the consummation by Patriot and OPCO of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of Patriot and OPCO, subject, in the case of the adoption of this Agreement, to Patriot/OPCO Shareholder Approvals as defined below. This Agreement has been duly executed and delivered by Patriot and OPCO and constitutes valid and binding obligations of Patriot and OPCO, enforceable against each of them in accordance with its terms. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, conflict with, breach, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of the Patriot Companies or any of their respective Significant Subsidiaries under, (i) assuming Patriot/OPCO Shareholder Approvals, the articles of incorporation or bylaws of the Patriot Companies or the comparable organizational documents of any of their respective Subsidiaries, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to the Patriot Companies or any of their respective Significant Subsidiaries or their respective properties or assets, or (iii) subject to the governmental filings and other matters referred to in the following sentence, any Order or Law applicable to the Patriot Companies or any of their respective Subsidiaries or their respective properties or assets, other than, in the case of clauses (ii) and (iii), any such conflicts, breaches, violations, defaults, rights, losses or Liens that individually or in the aggregate could not be reasonably expected to have a Patriot MAE. No Order, consent, approval or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to the Patriot Companies or any of their respective Subsidiaries in connection with the execution and delivery of this Agreement by Patriot and OPCO or the consummation by Patriot and OPCO of the transactions contemplated hereby, except for (1) the filing of a premerger notification and report form by the Patriot Companies under the HSR Act; (2) the filing with the SEC of (A) the Joint Proxy Statement relating to the Patriot/OPCO Shareholder Meetings, (B) the Form S-4, and (C) such reports under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby; (3) the filing of Articles of Merger with the Pennsylvania Department of State and appropriate documents with the relevant authorities of other states in which the Patriot Companies are qualified to do business and such filings with Governmental Entities to satisfy the applicable requirements of state securities or "blue sky" laws; (4) the filing of a Certificate of Merger with the Secretary of State of Delaware; (5) such filings with and approvals of the NYSE to permit the Paired Shares that are to be issued in the Merger to be listed or quoted for trading thereon; (6) such other filings and consents as may be required under any Environmental Law pertaining to any notification, disclosure or required approval necessitated by the Merger or the transactions contemplated by this Agreement; and (7) such consents, approvals, Orders or authorizations the failure of which to be made or obtained, individually or in the aggregate, could not reasonably be expected to have a Patriot MAE.

          (e) SEC Documents; Undisclosed Liabilities.  Patriot and OPCO have
              --------------------------------------
filed all required reports, schedules, forms, statements and other documents with the SEC since January 1, 1996 (the "Patriot SEC Documents"). As of their respective dates, the Patriot SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Patriot SEC Documents, and none of the Patriot SEC Documents when filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent that information contained in any Patriot SEC Document has been revised or superseded by a later Patriot Filed SEC Document, as of the date hereof none of the Patriot SEC Documents contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of Patriot and OPCO included in the Patriot SEC Documents comply as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of Patriot and OPCO and their respective consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal recurring year-end audit adjustments). Except (i) as reflected in such financial statements or in the notes thereto, (ii) as contemplated hereunder,
(iii) for liabilities incurred in connection with this Agreement or the transactions contemplated hereby (including without limitation financing relating to the transactions contemplated hereby), and (iv) for liabilities and obligations incurred since September 30, 1997 in the ordinary course of business consistent with past practice, neither Patriot, OPCO nor any of their respective Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise), including liabilities arising under any Environmental Laws, required by generally accepted accounting principles to be reflected in a consolidated balance sheet of Patriot and OPCO and their respective consolidated Subsidiaries and which, individually or in the aggregate, could reasonably be expected to have a Patriot MAE.

          (f) Information Supplied.  None of the information supplied or to be
              --------------------
supplied by the Patriot Companies specifically for inclusion or incorporation by reference in (i) the Form S-4, at the time the Form S-4 is filed with the SEC or at the time it becomes effective under the Securities Act or (ii) the Joint Proxy Statement, at the date it is first mailed to the shareholders of Patriot and OPCO or at the time of the Patriot/OPCO Shareholder Meetings will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Joint Proxy Statement and the Form S-4 will comply as to form in all material respects with the requirements of the Exchange Act and the Securities Act, respectively, and the rules and regulations thereunder, except that no representation or warranty is made by Patriot or OPCO with respect to statements made or incorporated by reference therein based on information supplied by the Company specifically for inclusion or incorporation by reference in the Joint Proxy Statement or the Form S-4 or contained in any Company Filed SEC Documents incorporated by reference in the Joint Proxy Statement or the Form S-4.

          (g) Absence of Certain Events.  Except (i) as disclosed in the Patriot
              -------------------------
SEC Documents filed and publicly available prior to the date of this Agreement (as amended to the date of this Agreement, the "Patriot Filed SEC Documents"),
(ii) for the transactions provided for herein or permitted by Section 4.01(b), and (iii) for liabilities incurred in connection with or as a result of this Agreement, since September 30, 1997, the Patriot Companies have conducted their respective business only in the ordinary course, and there has not been (1) any Patriot MAE, (2) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of Patriot's or OPCO's capital stock, other than regular quarterly cash dividends at the rate in effect for the three quarters of 1997, as increased by the Board of Directors of Patriot and OPCO in the ordinary course ("Regular Patriot Quarterly Dividends"), (3) any split, combination or reclassification of any of Patriot's or OPCO's capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of Patriot's or OPCO's capital stock, or (4) except insofar as may be required by a change in generally accepted accounting principles, any change in accounting methods, principles or practices by the Patriot Companies.

          (h) Litigation.  There are no suits, actions or proceedings pending
              ----------
or, to the Knowledge of Patriot or OPCO, threatened against or affecting the Patriot Companies or any of their respective Subsidiaries or, to the Knowledge of Patriot or OPCO, any of their respective directors, officers or other employees in their capacities as such, that individually or in the aggregate could reasonably be expected to have a Patriot MAE, nor are there any Orders of any Governmental Entity or arbitrator outstanding against Patriot or OPCO or any of their respective Subsidiaries or, to the Knowledge of Patriot or OPCO, any of their respective directors, officers or other employees in their capacities as such, having, or which, individually or in the aggregate, could reasonably be expected to have a Patriot MAE.

          (i) Voting Requirements.  The affirmative vote of the holders of a
              -------------------
majority of the voting power of all outstanding shares of (x) Patriot Common Stock, voting as a single class, at the Patriot Shareholder Meeting, which shall be a duly convened meeting at which a quorum was present and acting throughout (the "Patriot Shareholder Approval"), to adopt this Agreement and approve the issuance of Patriot Common Stock in connection with the Merger and (y) OPCO Common Stock, voting as a single class, at the OPCO Shareholder Meeting, which shall be a duly convened meeting at which a quorum was present and acting throughout (the "OPCO Shareholder Approval" and together with the Patriot Shareholder Approval, the "Patriot/OPCO Shareholder Approvals"), to approve the issuance of OPCO Common Stock in connection with the Merger are the only votes of the holders of any class or series of Patriot's or OPCO's capital stock necessary to approve and adopt this Agreement, the Subscription Agreement and the transactions contemplated hereby and thereby.

          (j) Brokers.  No broker, investment banker, financial advisor or other
              -------
Person, other than Paine Webber Incorporated ("Paine Webber"), the fees and expenses of which will be paid by the Patriot Companies or, if the Merger occurs, the Surviving Corporation, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Patriot Companies. Patriot has furnished to the Company true and complete copies of all agreements under which any such fees or expenses are payable and all indemnification and other agreements related to the engagement of the Persons to whom such fees are payable.

          (k) Opinion of Financial Advisor.  The Patriot Companies have received
              ----------------------------
the opinion of Paine Webber to the effect that, as of the date hereof, the Merger Consideration is fair to the shareholders of the Patriot Companies from a financial point of view.

          (l) Ownership of Company Common Stock.  Patriot, OPCO and, to their
              ---------------------------------
Knowledge, their respective Affiliates (excluding for purposes hereof any director of Patriot or OPCO other than Unaffiliated Directors) beneficially own (as such term is defined in Rule 13d-3 under the Exchange Act) collectively less than 25,000 shares of the capital stock of the Company. Except for the shareholder agreements, dated as of the date hereof, among Patriot, OPCO and certain shareholders of the Company entered into in contemplation of the execution and delivery of this Agreement, neither Patriot nor OPCO nor, to their knowledge, any of their respective Affiliates (excluding for purposes hereof any director of Patriot or OPCO other than Unaffiliated Directors) is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of shares of capital stock of the Company.

          (m) Tax Matters.  The Patriot Companies have no plan or intention to
              -----------
take any action that could reasonably be expected to cause the Merger not to qualify and continue to qualify as a reorganization under Section 368(a) of the Code.

          (n) Pairing Agreement.  The agreement pursuant to which the shares of
              -----------------
Patriot Common Stock and OPCO Common Stock are paired (the "Pairing Agreement") is duly and validly authorized and is a valid and binding agreement, enforceable against the Patriot Companies in accordance with its terms. The Patriot Common

Stock is paired with the OPCO Common Stock pursuant to the Pairing Agreement; such pairing does not cause the activities of OPCO to be attributed to Patriot pursuant to Section 269B(a)(3) of the Code.

          (o) Wyndham Approval.  The execution and delivery of this Agreement by
              ----------------
the Patriot Companies and the performance of their obligations hereunder have been approved by the Interim Transactions Committee (as defined in the Agreement and Plan of Merger, dated April 14, 1997 (the "Wyndham Agreement"), between Patriot and Wyndham Hotel Corporation ("Wyndham")) in accordance with Section 8.2(f) of the Wyndham Agreement.

          (p)  Post-Merger Transfer of Assets.  The Patriot Companies have no
               ------------------------------
plan or intention, following the Merger, of selling or otherwise disposing of any of the assets held by the Company at the Effective Time, except for (i) dispositions of such assets in the ordinary course of business, (ii) transfers that are consistent with Section 368(a)(2)(C) of the Code, (iii) liquidations or similar dispositions of interests in subsidiary entities of the Company, (iv) transfers to "qualified REIT subsidiaries" within the meaning of Section 856 of the Code, or (v) transfers other than those described above that do not in the aggregate result in the transfer of assets which had a value at the Effective Time in excess of 25% of the value of all assets held by the Company at the Effective Time.

                IV.   COVENANTS RELATING TO CONDUCT OF BUSINESS

     4.01. Conduct of Business. (a) Conduct of Business by the Company.  Except
           -------------------      ----------------------------------
as set forth in Section 4.01(a) of the Company Disclosure Schedule, during the period from the date of this Agreement to the Effective Time, the Company will, and will cause its Significant Subsidiaries to, carry on their respective businesses in all material respects in the ordinary course thereof in substantially the same manner as heretofore conducted and in compliance in all material respects with all applicable Laws and, to the extent consistent therewith, use all reasonable efforts to preserve intact their current business organizations, use all reasonable efforts to keep available the services of their current officers and other key employees and preserve their relationships with those Persons having business dealings with them to the end that their goodwill and ongoing businesses will be unimpaired at the Effective Time.
Except as set forth in Section 4.01(a) of the Company Disclosure Schedule, without limiting the generality or effect of the foregoing, during the period from the date of this Agreement to the Effective Time, the Company will not, and will not permit any of its Subsidiaries to:

             (i) other than dividends and distributions (including liquidating distributions) by a direct or indirect wholly owned Subsidiary of the Company to its Patriot, or by a Subsidiary that is partially owned by the Company or any of its Subsidiaries, provided that the Company or any such Subsidiary receives or is to receive its proportionate share thereof, (A) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, (B) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (C) other than pursuant to Awards outstanding as of the date hereof, purchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its Subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

             (ii) other than pursuant to Awards outstanding as of the date hereof, issue, deliver, sell, pledge or otherwise encumber any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities;

             (iii) amend its articles of incorporation, bylaws or other comparable organizational documents;

             (iv) except for (a) such transactions as are permitted by Section 5.14, (b) pending transactions disclosed in the Company Filed SEC Documents, and (c) the purchase of equipment, supplies and similar items in the ordinary course of business, acquire any assets of, or acquire by merging or consolidating with, or by any other manner, any business or any corporation, limited liability company, partnership, joint venture, association or other business organization or division thereof ("Transactions") involving a purchase price (determined in accordance with generally accepted accounting principles and inclusive of any indebtedness to be assumed in connection therewith) that, when taken together with all previous Transactions entered into by the Company and not described in clauses (a), (b) or (c) of this clause (iv), (A) after the date of this Agreement and on or before February 28, 1998, would exceed $50,000,000 or
     (B) after February 28, 1998 and before the Effective Time would exceed $50,000,000;

             (v) sell, lease, license, mortgage or otherwise encumber or subject to any Lien or otherwise dispose of any of its properties or assets, other than (i) in the ordinary course of business consistent with past practice,
     (ii) (A) in the case of any real property, in a transaction that is the subject of a binding contract in existence on the date of this Agreement and disclosed in Section 4.01(a)(v) of the Company Disclosure Schedule or
     (B) in the case of personal property or intangible property, in a transaction that is not material individually or in the aggregate, or (iii) any Lien incurred pursuant to the Existing Credit Agreement;

             (vi) (A) incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any debt securities of another Person, enter into any "keep well" or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing, except (1) for short-term borrowings incurred in the ordinary course of business consistent with past practice, (2) as permitted under the Company's existing credit facility with Credit Lyonnais, as Administrative Agent (the "Existing Credit Agreement"), after giving effect to subordinated indebtedness contemplated by clause (3) hereof but not in excess of $100,000,000, to the extent used for purposes which are not otherwise prohibited under this Agreement, or
     (3) up to $100,000,000 of subordinated indebtedness contemplated by Credit Lyonnais' letter, dated November 19, 1997 (the "Credit Lyonnais Letter"), to the Company (a copy of which has been provided to Patriot) to the extent used for purposes which are not otherwise prohibited under this Agreement; or (B) make any loans, advances or capital contributions to, or investments in, any other Person, other than to the Company or any Subsidiary of the Company or to officers and employees of the Company or any of its Subsidiaries for travel, business, relocation or similar costs and expenses in the ordinary course of business;

             (vii) make or agree to make any capital expenditure or capital expenditures, other than (A) in accordance with the capital budgets previously furnished to the Patriot Companies, provided that the amount of such capital expenditures may exceed budgeted amounts by not more than, as to any specifically budgeted matter, 10% or, as to all such capital expenditures, 5% or (B) as permitted by Section 4.01(a)(iv);

             (viii) make any change to its accounting methods, principles or practices, except as may be required by generally accepted accounting principles;

             (ix) except as required by Law or contemplated hereby, enter into, adopt or amend in any material respect or terminate any Company employee benefit plan or any other agreement, plan or policy involving the Company or any of its Subsidiaries and one or more of their directors, officers or employees, or materially change any actuarial or other assumptions used to calculate funding obligations with respect to any Company pension plans, or change the manner in which contributions to any Company pension plans are made or the basis on which such contributions are determined;

             (x) except as disclosed in Sections 4.01(a) and 5.06 of the Company Disclosure Schedule, increase the compensation of any director, officer or other employee of the Company or any of its Subsidiaries earning more than $50,000 per annum or enter into or amend any employment agreement with any such Person, or pay any benefit or amount not required by a plan or arrangement as in effect on the date of this Agreement to any such Person;

             (xi) settle any shareholder derivative or class action claims arising out of or in connection with any of the transactions contemplated by this Agreement;

             (xii) modify or amend (1) any agreement with any franchisor with respect to any real property assets owned or leased by the Company or any of its Subsidiaries in any respect which is material with respect to any one or more hotel assets, or extend the term thereof, or (2) any agreements under which the Company or any of its Subsidiaries provides hotel management services, without in the case of clause (2) the prior consent of Patriot, which consent will not be unreasonably withheld or delayed;

             (xiii) enter into any agreement with any franchisor with respect to any real property assets owned or leased by the Company or any of its Subsidiaries or any agreement under which the Company or any of its Subsidiaries would provide hotel management services, without the prior consent of Patriot, which consent will not be unreasonably withheld or delayed; or

               (xiv) authorize, or commit or agree to take, any of the foregoing actions.

          (b)  Conduct of Business by Patriot.  Except as set forth in Section
               ------------------------------
4.01(b) of the Patriot Disclosure Schedule, during the period from the date of this Agreement to the Effective Time, the Patriot Companies will, and will cause their respective Significant Subsidiaries to, carry on their respective businesses in all material respects in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and in compliance in all material respects with all applicable Laws and, to the extent consistent therewith, use all reasonable efforts to preserve intact their current business organizations, use all reasonable efforts to keep available the services of their current officers and other key employees and preserve their relationships with those Persons having business dealings with them to the end that their goodwill and ongoing businesses will be unimpaired at the Effective Time.
Except as set forth in Section 4.01(b) of the Patriot Disclosure Schedule, without limiting the generality or effect of the foregoing, during the period from the date of this Agreement to the Effective Time, the Patriot Companies will not, and will not permit any of their respective Subsidiaries to:

               (i) other than (A) dividends and distributions (including liquidating distributions) by a direct or indirect wholly owned Subsidiary of Patriot or OPCO to its parent, or by a Subsidiary that is partially owned by Patriot or OPCO or any of their respective Subsidiaries, provided that Patriot, OPCO or any such Subsidiary receives or is to receive its proportionate share thereof, (B) dividends required in the reasonable judgment of Patriot in order to preserve Patriot's status as a REIT or to avoid federal income or excise taxes on its undistributed income, (C) Regular Patriot Quarterly Dividends, and (D) special dividends and distributions which the Board of Directors of each of Patriot and OPCO determines are in the best interests of the Patriot Companies, their shareholders and, assuming the consummation of the Merger, the Company's shareholders, (1) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, (2) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (3) purchase or offer to purchase any capital stock of either of the Patriot Companies, other than purchases (w) made in the open market in accordance with Regulation M under the Exchange Act, (x) in accordance with any agreement filed or matter described in the Patriot Filed SEC Documents, (y) by either of the Patriot Companies of its capital stock held by the other Patriot Company, and (z) by either of the Patriot Companies of newly issued common stock of the other Patriot Company for the purposes of pairing shares of Patriot Common Stock and OPCO Common Stock;

               (ii) incur or guarantee any Indebtedness, issue or sell any debt securities or warrants or other rights to acquire any debt securities or enter into any arrangement having the economic effect of any of the foregoing (any such event, an "Incurrence"), such that the consolidated Indebtedness of Patriot and OPCO, giving effect to such Incurrence, would exceed an amount equal to 50% of the combined market capitalization of the Patriot Companies. (For purposes of this Agreement, "Indebtedness" means, with respect to any Person, all obligations of such Person (including the current portion thereof) that would be required to be reflected as indebtedness on a consolidated balance sheet for such Person prepared in accordance with generally accepted accounting principles.);

             (iii) directly or indirectly through a Subsidiary enter into any agreement, or participate in active negotiations with any third party, relating to any tender or exchange offer, merger, consolidation, sale of all or substantially all of the capital stock or assets of Patriot or OPCO or other form of business transaction the reasonably foreseeable effect of which would be (A) to delay the Effective Time beyond May 31, 1998 or to prevent the Effective Time from occurring, or (B) result in the Merger not being treated as a tax-free reorganization for federal income tax purposes;

             (iv) take any action or fail to take any action which could reasonably be expected to terminate Patriot's status as a REIT; or

             (v) authorize, or commit or agree to take, any of the foregoing actions.

        (c) Other Actions.  Except as required by Law, neither the Company,
            -------------
on the one hand, nor Patriot or OPCO, on the other hand, will, nor will they permit any of their respective Subsidiaries to, voluntarily take any action that could reasonably be expected to result in (i) any of the representations and warranties of such party set forth in this Agreement that are qualified as to materiality becoming untrue, (ii) any of such representations and warranties that are not so qualified becoming untrue in any material respect, or (iii) any of the conditions to the Merger set forth in Article VII not being satisfied.

        (d) Advice of Changes.  The Company and Patriot will promptly advise
            -----------------
the other party orally and in writing of (i) any representation or warranty made by it or, in the case of Patriot, OPCO contained in this Agreement that is qualified as to materiality becoming untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect, (ii) the failure by it or, in the case of Patriot, OPCO to comply in any material respect with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, or (iii) any change or event having, or which, insofar as can reasonably be foreseen, could reasonably be expected to have, a material adverse effect on such party or on the truth of their respective representations and warranties or the ability of the conditions set forth in Article VII to be satisfied; provided, however, that no such notification will affect the
           --------  -------
representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

      4.02. No Solicitation by the Company.  (a)  The Company represents and
            ------------------------------
warrants that, as of the date hereof, it has terminated any discussion or negotiations relating to, or that may reasonably be expected to lead to, any Company Takeover Proposal (as defined below). The Company will not, nor will it permit any of its Subsidiaries to, nor will it authorize or permit any of its officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it or any of its Subsidiaries to, directly or indirectly through another Person, (i) solicit, initiate or encourage the submission of any proposal which constitutes a Company Takeover Proposal or (ii) participate in any substantive discussions or negotiations regarding, or furnish to any Person any information with respect to, or take any other action, for the purpose of facilitating the making of any proposal that constitutes, or may reasonably be expected to lead to, any Company Takeover Proposal; provided, however, that, prior to the meeting of the Company's
          --------  -------
shareholders that is to be convened pursuant to Section 5.01(b), the Company may, in response to a Company Takeover Proposal not solicited by any such Person in breach of this Agreement (an "Unsolicited Company Takeover Proposal"), if the Company Board determines (after consultation with the Company's financial advisors) that the failure to take such action would result in a breach of the Company Board's fiduciary duties under applicable law, (A) furnish information with respect to the Company and each of its Subsidiaries to any Person pursuant to a customary confidentiality agreement (as determined by the Company after consultation with its outside counsel) and (B) participate in discussions or negotiations regarding such Company Takeover Proposal. For purposes of this Agreement, "Company Takeover Proposal" means any inquiry, proposal or offer from any Person, other than a proposal or offer by Patriot or OPCO, relating to a merger, consolidation, business combination or other similar transaction involving the Company or any of its Significant Subsidiaries or any proposal or offer (including without limitation any proposal or offer to shareholders of the Company), other than a proposal or offer by Patriot or OPCO, to acquire in any manner, directly or indirectly, more than a 10% equity interest in any voting securities of the Company or a substantial portion of the assets of the Company and its Subsidiaries, taken as a whole.

          (b) Neither the Company Board nor any committee thereof may (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Patriot or OPCO, the approval or recommendation by the Company Board or such committee of the Merger or this Agreement, (ii) approve or recommend, or propose publicly to approve or recommend, any Company Takeover Proposal, or
(iii) authorize or otherwise cause the Company to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Company Takeover Proposal (each, a "Company Acquisition Agreement"). Notwithstanding the foregoing, in response to an Unsolicited Company Takeover Proposal, if the Company Board determines (after consultation with the Company's financial advisors) that (i) such Unsolicited Company Takeover Proposal is reasonably likely to be, involve or result in a Company Takeover Proposal that is reasonably capable of being completed on the terms proposed and would, if consummated, result in a transaction more favorable to the Company's shareholders than the transactions contemplated by this Agreement (a "Superior Proposal"), and (ii) the failure to take such action would result in a breach of the Company Board's fiduciary duties under applicable law, the Company Board may withdraw or modify its approval or recommendation of the Merger or this Agreement, approve or recommend such Superior Proposal, authorize or otherwise cause the Company to enter into a Company Acquisition Agreement or terminate this Agreement pursuant to Section 7.01(f).

          (c) In addition to the obligations of the Company set forth in paragraphs (a) and (b) of this Section 4.02, the Company will as promptly as practicable (i) advise Patriot orally and in writing of any Company Takeover Proposal or any inquiry with respect to or which could reasonably be expected to lead to any Company Takeover Proposal, including without limitation any request for information, and the material terms and conditions of such Company Takeover Proposal or inquiry and the identity of the Person making such Company Takeover Proposal or inquiry and (ii) keep Patriot fully informed of the status of any such Company Takeover Proposal or inquiry.

            (d) Nothing contained in this Section 4.02 will prohibit the Company from taking and disclosing to its shareholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to the Company's shareholders if the Company Board determines that such disclosure is necessary in order to comply with the Company Board's fiduciary duties under applicable Law; provided, however, that neither the Company nor the Company
                --------  -------
Board nor any committee thereof may, except in accordance with Section 4.02(b), withdraw or modify, or propose publicly to withdraw or modify, its position with respect to this Agreement or the Merger or approve or recommend, or propose publicly to approve or recommend, a Company Takeover Proposal.

      4.03. The Company's Accumulated and Current Earnings and Profits.  At the
            ----------------------------------------------------------
Closing, the Company shall deliver to Patriot (i) a statement of accumulated and current earnings and profits ("E&P") of the Company (as determined for federal income tax purposes) as of a date not more than 30 days prior to the Closing Date, together with evidence of such accumulated and current E&P of the Company (as determined for federal income tax purposes) from Coopers & Lybrand LLP in a form reasonably satisfactory to Patriot and (ii) a statement of estimated accumulated and current E&P of the Company (as determined for federal income tax purposes) as of the Closing Date. The Company further agrees that, prior to the Closing Date, it will cooperate in Patriot's efforts to obtain from Coopers & Lybrand LLP such firm's computation, or confirmation of the Company's computation, of accumulated and current E&P of the Company (as determined for federal income tax purposes) at the Effective Time.

                           V.  ADDITIONAL COVENANTS

      5.01. Preparation of the Form S-4 and the Joint Proxy Statement;
            ----------------------------------------------------------
Shareholders Meetings.  (a)  As soon as practicable following the date of this
---------------------
Agreement, the Company, Patriot and OPCO will prepare and file with the SEC the Joint Proxy Statement. Patriot will prepare and file, not later than promptly after the Joint Proxy Statement has been cleared by the SEC, with the SEC the Form S-4, in which the Joint Proxy Statement will be included as a prospectus. Each of the Company and Patriot will use all reasonable efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing. The Company will use all reasonable efforts to cause the Joint Proxy Statement to be mailed to the Company's shareholders, and Patriot and OPCO will use all reasonable efforts to cause the Joint Proxy Statement to be mailed to Patriot's and OPCO's shareholders, in each case as promptly as practicable after the Form S-4 is declared effective under the Securities Act. Patriot and OPCO will also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or to file a general consent to service of process) required to be taken under any applicable state securities Laws in connection with the issuance of Paired Shares in the Merger and under the Company Stock Plans and Patriot Stock Plans and the Company will furnish all information concerning the Company and the holders of Company Common Stock as may be reasonably requested in connection with any such action.

            (b) Subject to its rights to terminate this Agreement pursuant to the applicable provisions of Section 7.01, the Company will as soon as practicable following the date of this Agreement, duly call, give notice of, convene and hold a meeting of its shareholders (the "Company Shareholder Meeting") for the purpose of obtaining the Company Shareholder

Approval and, through the Company Board, subject to the provisions of Section
4.02 recommend to Shareholders the approval and adoption of this Agreement, the Merger and the other transactions contemplated hereby. Without limiting the generality or effect of the foregoing but subject to the Company's right to terminate this Agreement pursuant to Section 4.02, the Company's obligations pursuant to the first sentence of this Section 5.01(b) will not be affected by the commencement, public proposal, public disclosure or communication to the Company of any Company Takeover Proposal.

          (c) Subject to its rights to terminate this Agreement under the applicable provisions of Section 7.01, each of Patriot and OPCO will, as soon as practicable following the date of this Agreement, duly call, give notice of, convene and hold a meeting of its shareholders (the "Patriot/OPCO Shareholder Meetings") for the purpose of obtaining the Patriot/OPCO Shareholder Approvals and, through Patriot's Board of Directors, recommend that its shareholders approve the adoption of this Agreement and the approval of the issuance of Paired Shares pursuant to the Merger.

          (d) Patriot, OPCO and the Company will use reasonable efforts to hold the Patriot/OPCO Shareholder Meetings and the Company Shareholder Meeting on the same date and as soon as practicable after the date hereof.

      5.02. Access to Information; Confidentiality. Each of the Company, Patriot
            --------------------------------------
and OPCO will, and will cause each of its respective Subsidiaries to, afford to the other party and to the officers, employees, accountants, counsel, financial advisors and other representatives of such other party, reasonable access during normal business hours during the period prior to the Effective Time to all their respective properties, books, contracts, commitments, personnel and records and, during such period, each of the Company, Patriot and OPCO will, and will cause each of its respective Subsidiaries to, furnish promptly to the other parties
(a) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities Laws and (b) all other information concerning its business, financial condition, results of operations, properties and personnel as such other parties may reasonably request. Subject to the requirements of applicable Law, and except for such actions as are necessary to disseminate any documents necessary to consummate the Merger, the parties will, and will instruct each of their respective Affiliates, associates, partners, employees, agents and advisors to, hold in confidence all such information as is confidential or proprietary, will use such information only in connection with the Merger and, if this Agreement is terminated in accordance with its terms, will deliver promptly to the others (or destroy and certify to the other the destruction of) all copies of such information (and any copies, compilations or extracts thereof or based thereon) then in their possession or under their control.

      5.03. Regulatory Filings.  (a) Within twenty calendar days after the date
            ------------------
hereof, Patriot, OPCO and the Company will make such filings, if any, as may be required by the HSR Act with respect to the consummation of the transactions contemplated by this Agreement. Thereafter, Patriot, OPCO and the Company will file or cause to be filed as promptly as practicable with the United States Federal Trade Commission (the "FTC") and the United States Department of Justice (the "DOJ") supplemental information, if any, which may be required or requested by the FTC or the DOJ pursuant to the HSR Act. All filings referred to in this
Section 5.03(a) will
comply in all material respects with the requirements of the respective Laws pursuant to which they are made.

          (b) Without limiting the generality or effect of Section 5.03(a), each of the parties will (i) use their respective reasonable efforts to comply as expeditiously as possible with all lawful requests of Governmental Entities for additional information and documents pursuant to the HSR Act, if applicable,
(ii) not (A) extend any waiting period under the HSR Act or (B) enter into any agreement with any Governmental Entity not to consummate the transactions contemplated by this Agreement, except with the prior consent of each of the other parties hereto, and (iii) cooperate with each other and use reasonable efforts to prevent the entry of, and to cause the lifting or removal of any temporary restraining order, preliminary injunction or other judicial or administrative order which may be entered into in connection with the transactions contemplated by this Agreement, including without limitation the execution, delivery and performance by the appropriate entity of such divestiture agreements or other actions, as the case may be, as may be necessary to secure the expiration or termination of the applicable waiting periods under the HSR Act or the removal, dissolution, stay or dismissal of any temporary restraining order, preliminary injunction or other judicial or administrative order which prevents the consummation of the transactions contemplated hereby or requires as a condition thereto that all or any part of the Business be held separate and, prior to or after the Closing, pursue the underlying litigation or administrative proceeding diligently and in good faith.

      5.04. Reasonable Efforts and Cooperation. (a)  Upon the terms and subject
            ----------------------------------
to the conditions set forth in this Agreement, each of the parties will use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including without limitation, (i) obtaining all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and making all necessary registrations and filings (including filings with Governmental Entities) and taking all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) obtaining all necessary consents, approvals or waivers from third parties prior to the Effective Time,
(iii) defending any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any adverse Order entered by any court or other Governmental Entity vacated or reversed, and (iv) executing and delivering any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. In addition, and without limiting the generality of the foregoing:
(a) the Company will cooperate with Patriot to ensure that Patriot continues to qualify as a REIT following the Effective Time, including by taking actions and engaging in transactions reasonably requested by Patriot if such actions or transactions would have no material impact on the Company or adversely affect its shareholders and (b) the Company will use its reasonable best efforts to obtain for the benefit of Patriot or OPCO, as the case may be, and to cooperate with Patriot and OPCO in obtaining, prior to the Effective Time, all consents, approvals, waivers and agreements as may be necessary from third parties in order to enable the Patriot Companies to hold the Company's assets and to operate its business in a manner which, in Patriot's reasonable judgment, preserves Patriot's status as a REIT, maximizes the tax efficiencies associated with the

Patriot Companies' paired share REIT structure, and enables the Patriot Companies to implement their respective long-term business strategies; provided,
                                                                       --------
however, that in connection with obtaining (or assisting Patriot or OPCO in
-------
obtaining) any such consent, approval, waiver or agreement, the Company will not be required (1) to incur under this Agreement any out-of-pocket costs and expenses (except for insignificant costs incident to compliance with this covenant) unless Patriot shall have first agreed in writing to cause the Company to be reimbursed therefor, or (2) to enter into or amend any management or franchise agreement or other contract or incur any liability in a manner that the Company reasonably determines is adverse to it or its Subsidiaries.
Nothing set forth in this Section 5.04(a) will limit or affect actions permitted to be taken pursuant to Section 4.01 or 4.02.

          (b) Without limiting the generality or effect of any provision of Sections 5.03, 5.04(a) or Article VI, if any Governmental Entity having jurisdiction over any party issues or otherwise promulgates any injunction, decree or similar order prior to the Closing which prohibits the consummation of the transactions contemplated hereby, the parties will use their respective reasonable efforts to have such injunction dissolved or otherwise eliminated as promptly as possible and, prior to or after the Closing, to pursue the underlying litigation diligently and in good faith.

          (c) In connection with and without limiting the foregoing, the Company, Patriot and OPCO will (i) take all action available to them to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to the Merger or any of the other transactions contemplated hereby, and (ii) if any state takeover statute or similar statute or regulation becomes applicable thereto, take all action available to them to ensure that the Merger and such other transactions may be consummated as promptly as practicable on the terms contemplated hereby and otherwise to minimize the effect of such statute or regulation thereon.

      5.05. Employee Benefit Matters.  (a)  With respect to each Patriot or OPCO
            ------------------------
"employee benefit plan," as defined in Section 3(3) of ERISA, including plans or policies providing severance benefits and vacation entitlement (collectively, the "Patriot Plans"), if the Effective Time occurs, service with the Company will be treated as service with the Patriot Companies for purposes of determining eligibility to participate, vesting and entitlement to benefits (other than the accrual of benefits under any defined benefit pension plan); provided, however, that such service will not be recognized to the extent that
--------  -------
such recognition would result in a duplication of benefits. Such service also will apply for purposes of satisfying any waiting periods, evidence of insurability requirements or the application of any preexisting condition limitations under any Patriot Plan. Employees of the Company will be given credit under any Patriot Plan in which they are eligible to participate for amounts paid under a corresponding Company benefit plan during the same period for purposes of applying deductibles, copayments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the Patriot Plans.

          (b) Following the Effective Time, Patriot will cause the Surviving Corporation to honor in accordance with their terms all employment, severance and other compensation agreements and arrangements, including but not limited to severance benefit plans, the existence or terms of which do not involve any material breach of any representation, warranty or covenant of the Company hereunder.

      5.06. Certain Employee and Other Matters.  Each of the parties will take
            ----------------------------------
the actions specified to be taken or caused to be taken by it in Section 5.06 of the Company Disclosure Schedule.

      5.07. Fees and Expenses. (a) Except as otherwise set forth in this Section
            -----------------
5.07, all fees and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated thereby and hereby will be paid by the party incurring such fees or expenses, whether or not the Merger is consummated, except that each of Patriot and the Company will bear and pay one-half of the costs and expenses incurred in connection with the filing, printing and mailing of the Joint Proxy Statement (excluding SEC filing fees).

      (b)(i) In the event that this Agreement is terminated by the Company pursuant to Section 7.01(f), the Company will deposit into escrow for the benefit of Patriot, by wire transfer of same day funds, an amount in cash equal to $50.0 million (the "Company Termination Fee") with an escrow agent selected by Patriot (the "Escrow Agent") and on such terms (subject to Section 5.07(c)), as shall be agreed upon by Patriot and the Escrow Agent (the "Escrow Agreement").

      (ii) In the event that (A) a Company Takeover Proposal is made public, or any Person publicly announces an intention (whether or not conditional) to make a Company Takeover Proposal, after the date of this Agreement and thereafter (x) this Agreement is terminated by either Patriot or the Company pursuant to
Section 7.01(b)(i) or 7.01(b)(ii) and (y) prior to the date that is 12 months after the date of such termination the Company enters into a Company Acquisition Agreement or an Alternative Transaction (as defined below) occurs, or (B) this Agreement is terminated by Patriot pursuant to Section 7.01(c), the Company will deposit with the Escrow Agent pursuant to the Escrow Agreement for benefit of Patriot by wire transfer of same-day funds, an amount in cash equal to the Company Termination Fee.

      (iii) As used in this Agreement, (A) "Alternative Transaction" means: (x) a transaction other than a Private Transaction pursuant to which any Third Party (as defined below) acquires more than 25% of the shares of Company Common Stock pursuant to a tender offer or exchange offer or otherwise, (y) a merger or other business combination involving the Company or any of its Affiliates pursuant to which any Third Party acquires more than 25% of the shares (after giving effect to such business combination) of Company Common Stock or of the entity surviving such merger or business combination, or (z) any other transaction pursuant to which any Third Party acquires control of assets (including for this purpose the equity securities of Subsidiaries of the Company and the entity surviving any merger or business combination including any of them) of the Company having a fair market value equal to more than 25% of the fair market value of all the assets of the Company and its Subsidiaries, taken as a whole, immediately prior to such transaction, (B) "Third Party" means any Person other than Patriot, OPCO or an Affiliate of either of them, and (C) "Private Transaction" means a single privately negotiated sale (directly or indirectly) by a Company shareholder to a Third Party of shares aggregating in excess of 25% of the shares of Company Common Stock which shares were beneficially owned by such shareholder on the date of this Agreement.

     (iv) If any termination described in Section 5.07(b)(i) occurs, the Company Termination Fee will be deposited immediately prior to and as a condition to the effectiveness of such termination. If any termination described in Section 5.07(b)(ii)(B) occurs, the Company Termination Fee will be deposited immediately after such termination. If any termination described in Section 5.07(b)(ii)(A) occurs, the Company Termination Fee will thereafter be deposited immediately prior to the first to occur of the entry by the Company into a Company Acquisition Agreement or an Alternative Transaction (in either case within 12 months after the date of such termination).

     (v) The Company acknowledges that the agreements contained in this Section 5.07(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Patriot and OPCO would not enter into this Agreement; accordingly, if the Company fails promptly to deposit the amount due pursuant to this Section 5.07(b), and, in order to obtain such payment, Patriot or OPCO commences a suit which results in a judgment against the Company for the fee set forth in this Section 5.07(b), the Company will pay to Patriot and OPCO their costs and expenses (including reasonable attorneys' fees and expenses) in connection with such suit, together with interest on the amount of the fee at the prime rate of Citibank N.A. in effect on the date such payment was required to be made, provided that payment of such costs, expenses and interest shall be subject to the limitations of Section 5.07(c) (determined as if such expenses were included in the Company Termination Fee).

          (c) In the event that the Company is obligated to deposit with the Escrow Agent the Company Termination Fee as provided in Section 5.07(b), the Escrow Agent will pay to Patriot from the Company Termination Fee deposited into escrow an amount equal to the lesser of (i) the Company Termination Fee and (ii) the sum of (A) the maximum amount that can be paid to Patriot without causing Patriot to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code determined as if the payment of such amount did not constitute income described in Sections 856(c)(2)(A)-(H) or 856(c)(3)(A)-(i) of the Code ("Qualifying Income"), as determined by Patriot's certified public accountant, plus (B) in the event Patriot receives either (1) a letter from Patriot's counsel indicating that Patriot has received a ruling from the IRS as described below or (2) an opinion from Patriot's counsel as described below, an amount equal to the Company Termination Fee less the amount payable under clause (A) above. The Escrow Agreement will provide that the Company Termination Fee in escrow or any portion thereof shall not be released to Patriot unless the Escrow Agent receives any one or combination of the following: (x) a letter from Patriot's certified public accountants indicating the maximum amount that can be paid by the Escrow Agent to Patriot without causing Patriot to fail to meet the requirements of Sections 856(c)(2) and

(3) of the Code determined as if the payment of such amount did not constitute Qualifying Income or a subsequent letter from Patriot's accountants revising that amount, in which case the Escrow Agent will release such amount to Patriot, or (y) a letter from Patriot's counsel indicating that Patriot received a ruling from the IRS holding that the receipt by Patriot of the Company Termination Fee would either constitute Qualifying Income or would be excluded from gross income within the meaning of Section 856(c)(2) and (3) of the Code (or alternatively, Patriot's legal counsel has rendered a legal opinion to Patriot to the effect that the receipt by Patriot of the Company Termination Fee would either constitute Qualifying Income or would be excluded from gross income within the meaning of Sections 856(c)(2) and (3) of the Code), in which case the Escrow Agent will release the remainder of the Company Termination Fee to Patriot. The Company agrees to amend this Section 5.07 at the request of Patriot as may reasonably be necessary (and without substantial cost or burden to the Company) in order to (I) maximize the portion of the Company Termination Fee that may be distributed to Patriot hereunder without causing Patriot to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code, (II) improve Patriot's chances of securing a favorable ruling described in this Section 5.07(c), or
(III) assist Patriot in obtaining a favorable legal opinion from its counsel as described in this Section 5.07(c); provided that Patriot's legal counsel has rendered a legal opinion to Patriot to the effect that such amendment would not cause Patriot to fail to meet the requirements of Section 856(c)(2) or (3) of the Code. The Escrow Agreement will also provide that any portion of the Company Termination Fee held in escrow for 15 years will be released by the Escrow Agent to the Company. The Company will not bear any cost of or have liability resulting from the Escrow Agreement.

          (d) In the event that this Agreement is terminated by the Company pursuant to Section 7.01(d), Patriot will promptly, but in no event later than two business days after the date of such termination, pay the Company a fee equal to $50.0 million payable by wire transfer of same-day funds. In the event that this Agreement is terminated by the Company or Patriot pursuant to Section 7.01(b)(iii) then Patriot will pay the Company an amount in cash equal to the Company's documented out-of-pocket fees and expenses ("Expenses") actually incurred by it prior to such termination in connection with this Agreement and the transactions contemplated hereby, including without limitation reasonable fees and expenses of accountants, attorneys and investment bankers; provided that the aggregate amount of Expenses required to be reimbursed pursuant to this
Section 5.07(d) will not exceed $9,000,000 and, provided, further, that in the case of such a termination by the Company or Patriot, such amount will be payable only if the Company is not in material breach at the time of termination of this Agreement (which breach has continued for more than 30 days after notice or cannot reasonably be expected to be cured within such period (unless such breach was caused by or resulted from a breach of this Agreement by Patriot or
OPCO)). Patriot acknowledges that the agreements contained in this Section 5.07(d) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the Company would not enter into this Agreement; accordingly, if Patriot fails promptly to pay the amount due pursuant to this Section 5.07(d), and, in order to obtain such payment, the Company commences a suit which results in a judgment against Patriot or OPCO for the fee set forth in this Section 5.07(d), Patriot will pay to the Company its costs and expenses (including reasonable attorneys' fees and expenses) in connection with such suit, together with interest on the amount of the fee at the prime rate of Citibank N.A. in effect on the date such payment was required to be made.

      5.08. Public Announcements. Patriot and the Company will consult with each
            --------------------
other before issuing, and provide each other the opportunity to review, comment upon and concur with, any press release or other public statements with respect to the transactions contemplated by this Agreement, and will not issue any such press release or make any such public statement prior to such consultation, except as either party may determine is required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange. The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement will be in the form heretofore agreed to by the parties.

      5.09. Affiliates; Etc.  (a) Prior to the Closing Date, the Company will
            ---------------
deliver to Patriot a letter identifying all Persons who are, at the time this Agreement is submitted for adoption by to the shareholders of the Company, "affiliates" of the Company for purposes of Rule 145 under the Securities Act. The Company will use all reasonable efforts to cause each such Person to deliver to Patriot on or prior to the Closing Date a written agreement substantially in the form attached as Schedule 5.09(a) hereto.
                     ----------------

           (b) Registration Rights. Effective as of the Effective Time, Patriot
               -------------------
and OPCO will cause the actions specified in Schedule 5.09(b) to be taken with
                                             ----------------
respect to the registration rights agreements specified thereon.

      5.10. Listing of Paired Shares.  Each of Patriot and OPCO will use all
            ------------------------
reasonable efforts to cause the Paired Shares to be issued in the Merger and under the Company Stock Plans to be approved prior to the Effective Time for listing on the NYSE, subject to official notice of issuance.

      5.11. Shareholder Litigation.  Each of the Company, Patriot and OPCO will
            ----------------------
give the other the reasonable opportunity to participate in the defense of any shareholder litigation against the Company, Patriot or OPCO, as applicable, or their respective directors relating to the transactions contemplated by this Agreement.

      5.12. Tax Treatment.  Each of Patriot, the Company and OPCO will use
            -------------
reasonable efforts to cause the Merger to qualify as a reorganization under the provisions of Section 368 of the Code.

      5.13. Indemnification, Exculpation and Insurance. (a) All rights to
            ------------------------------------------
indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time existing in favor of the current or former directors or officers of the Company or each of its Subsidiaries as provided in their respective certificates of incorporation or bylaws (or comparable organizational documents) and existing indemnity contracts will be assumed by Patriot and Patriot will be directly responsible for such indemnification, without further action, as of the Effective Time and will continue in full force and effect in accordance with their respective terms for a period not less than six years from the Effective Time. In addition, from and after the Effective Time, directors and officers of the Company who become or remain directors or officers of Patriot, OPCO or any Subsidiary thereof will be entitled to the same indemnity rights and protections (including those provided by directors' and officers' liability insurance) as are afforded to directors and officers of Patriot, OPCO or such Subsidiary, as the case may be. Notwithstanding any other provision hereof, the provisions of this Section 5.13 (i) are intended to be for the benefit of, and will be enforceable by, each indemnified party, his or her heirs and his or her representatives and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise.

           (b) Patriot will maintain in effect for not less than six years after the Effective Time one or more policies of directors' and officers' liability insurance that provide coverage for the current directors and officers of the Company that is substantially similar to that provided by the policies maintained by or on behalf of the Company and its Subsidiaries on the date hereof with respect to matters existing or occurring at or prior to the Effective Time; provided, however, that if the aggregate annual premiums for such insurance at
--------  -------
any time during such period exceed 150% of the per annum rate of premium currently paid by the Company and its Subsidiaries for such insurance on the date of this Agreement, then Patriot will cause the Surviving Corporation to, and the Surviving Corporation will, provide the maximum coverage that will then be available at an annual premium equal to 150% of such rate.

      5.14. Interim Transactions.  (a)  Pending Transactions.  Notwithstanding
            --------------------        --------------------
any other provisions to the contrary contained in this Agreement, including without limitation Section 4.01(a), the Company or any directly or indirectly wholly owned Subsidiary of the Company may enter into an agreement regarding, and consummate, an acquisition transaction or business combination involving the businesses and/or assets set forth in Section 4.01(a) of the Company Disclosure Schedule on substantially the terms set forth therein.

           (b) Interim Transactions Committee.  Promptly following the execution
               ------------------------------
of this Agreement, Patriot and the Company will constitute and establish a committee which will evaluate and consider proposed Transactions by the Company or any of its Subsidiaries between the date hereof and the Effective Time (the "Interim Transactions Committee"). The Interim Transactions Committee will consist of two individuals selected by Patriot who are reasonably satisfactory to the Company and two individuals selected by the Company who are reasonably acceptable to Patriot and will act only by the vote of at least three of the four members thereof. For purposes hereof, the Chairman, Chief Operating Officer and Chief Financial Officer of each of the Company and Patriot will be deemed to be satisfactory to the other. The Interim Transactions Committee will be abolished at the Effective Time. The Interim Transactions Committee will have the power to make all of the determinations contemplated to be made by it pursuant to this Agreement.

     5.15. Ownership Restrictions.  The Company will cooperate with Patriot to
           ----------------------
determine whether the issuance of Paired Shares pursuant to the Merger will violate the provisions in Patriot's or OPCO's Amended and Restated Certificate of Incorporation restricting the amount of Patriot Common Stock or OPCO Common Stock, as the case may be, that may be held (directly, indirectly or by attribution) by any Person.

     5.16.   Termination of Stock Purchase Plan.  The Company will cause the
             ----------------------------------
Interstate Hotels Company Employee Stock Purchase Plan to be terminated on or prior to the Closing Date.


                           VI.  CONDITIONS PRECEDENT

      6.01. Conditions to Each Party's Obligation To Effect the Merger.  The
            ----------------------------------------------------------
respective obligation of each party to effect the Merger and the other transactions contemplated herein is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions, any or all of which may be waived, in whole or in part by the parties hereto, to the extent permitted by applicable law:

            (a) Shareholder Approval.  Each of the Company Shareholder Approval
                --------------------
and the Patriot/OPCO Shareholder Approvals shall have been obtained;

            (b) No Injunctions or Restraints.  No Order or Law enacted, entered,
                ----------------------------
promulgated, enforced or issued by any court of competent jurisdiction or other Governmental Entity or other legal restraint or prohibition (collectively, " Restraints") preventing the consummation of the Merger shall be in effect;

            (c) HSR Act.  Any waiting period under the HSR Act applicable to the
                -------
Merger shall have expired or been terminated;

            (d) Form S-4.  The Form S-4 shall have become effective under the
                --------
Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order;

            (e) Tax Opinion. Goodwin, Procter & Hoar LLP, counsel to the Patriot
                -----------
Companies, shall have delivered to Patriot and the Company an unqualified opinion, or Jones, Day, Reavis & Pogue, counsel to the Company, shall have so delivered such an opinion, dated as of the Closing Date, to the effect that, based upon representations, assumptions and conditions customary for transactions such as the Merger, the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and that Patriot and the Company will each be a party to such reorganization within the meaning of Section 368(b) of the Code.

            (f) Listing of Paired Shares.  The Paired Shares issuable to the
                ------------------------
Company's shareholders pursuant to this Agreement and under the Company Stock Plans shall have been approved for listing on the NYSE, subject to official notice of issuance; and

            (g) Change in Tax Laws.  There shall not have been any federal
                ------------------
legislative or regulatory change that would cause Patriot to cease to qualify as a "real estate investment trust" for federal income tax purposes.

      6.02. Conditions to Obligations of Patriot and OPCO.  The obligation of
            ---------------------------------------------
Patriot and OPCO to effect the Merger is further subject to satisfaction or waiver on or prior to the Closing Date of the following conditions:

            (a)  Representations and Warranties.  The representations and
                 ------------------------------
warranties of the Company in Section 3.01 that are qualified as to materiality shall be true and correct, and the representations and warranties of the Company in Section 3.01 that are not so qualified shall be true and correct in all material respects, in each case as of the Closing Date as if made anew on such date, except for representations and warranties made as of a specified date (which shall be true and correct in all material respects (except for those qualified as to materiality, which shall be true and correct) as of such specified date);

            (b) Performance of Obligations of the Company. The Company shall
                -----------------------------------------
have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Patriot shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect;

            (c)  No Company Material Adverse Effect.  At any time after the date
                 ----------------------------------
of this Agreement there shall not have occurred any event which, individually or when considered with any other such event, could reasonably be expected to result in a Company MAE;

            (d) Letters from Company Affiliates. Patriot shall have received
                -------------------------------
from each person named in the letter referred to in Section 5.09(a) an executed copy of an agreement substantially in the form of Schedule 5.09(a) hereto;
                                                  ----------------

            (e) Dissenting Shares.  There shall be no more than 1,600,000
                -----------------
Dissenting Shares in the aggregate;

            (f) Certain Consents.  The Company shall have received to Patriot's
                ----------------
reasonable satisfaction the consents specified in Schedule 6.02(f); and

            (g) E&P Statement. Coopers & Lybrand LLP or Ernst & Young L.L.P. (i)
                -------------
shall have delivered to Patriot, at or prior to the Closing, a statement of accumulated and current E&P of the Company (as determined for federal income tax purposes) as of a then recent date and (ii) shall have confirmed to Patriot that Patriot shall be entitled to rely on such statement for purposes of preparing and filing its federal, state, local and foreign tax returns required to be filed by it, determining the amount of dividends to be paid to stockholders and paying any Taxes owed by it.

      6.03. Conditions to Obligation of the Company.  The obligation of the
            ---------------------------------------
Company to effect the Merger is further subject to satisfaction or waiver on or prior to the Closing Date of the following conditions:

            (a) Representations and Warranties.  The representations and
                ------------------------------
warranties of Patriot in Section 3.02 that are qualified as to materiality shall be true and correct, and the representations and warranties of the Patriot Companies in Section 3.02 that are not so qualified shall be true and correct in all material respects, in each case as of the Closing Date as if made anew on such date, except for representations and warranties made as of a specified date (which shall be true and correct in all material respects (except for those qualified as to materiality, which shall be true and correct) as of such specified date); provided, however, that the obligation of the Company to effect
                 -------- --------
the Merger shall not be subject to the continued accuracy of the representation set forth in Section 3.02(p) if prior to the Effective Time, Patriot has received a private letter ruling from the Internal Revenue Service holding that such transfer will not cause the Merger to fail to qualify as a tax-free reorganization under Section 368(a) of the Code or the proposed Treasury Regulation Sections 1.368-1(d) and (f) are finalized in substantially their current form but with an effective date that causes them to apply to the Merger.

            (b) Performance of Obligations of Patriot and OPCO. Patriot and OPCO
                ----------------------------------------------
shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Patriot by the chief executive officer and the chief financial officer of Patriot to such effect;

            (c) No Patriot Material Adverse Effect. At any time after the date
                ----------------------------------
of this Agreement there shall not have occurred any event which, individually or when considered with any other such event, could reasonably be expected to result in a Patriot MAE; and

            (d) Dissenting Shares.  There shall be no more than 3,542,131
                -----------------
Dissenting Shares in the aggregate; provided, however, that the Company may not
                                    --------  -------
rely on the failure of such condition to be satisfied if, prior to the Closing, Patriot has given the Company written notice that, notwithstanding Section 2.01(f), the number of Dissenting Shares in excess of 3,542,131 will not be subtracted in calculating the Maximum Cash Shares pursuant to Section 2.01(f).

      6.04. Frustration of Closing Conditions.  Neither Patriot nor the Company
            ---------------------------------
may rely on the failure of any condition set forth in Section 6.01, 6.02 or 6.03, as the case may be, to be satisfied if such failure was caused by such party's failure to use reasonable efforts to commence or complete the Merger and the other transactions contemplated by this Agreement, as required by and subject to Section 6.03.


                    VII  TERMINATION, AMENDMENT AND WAIVER

      7.01. Termination.  This Agreement may be terminated at any time prior to
            -----------
the Effective Time, whether before or after Company Shareholder Approval or Patriot/OPCO Shareholder Approvals:

            (a)  by mutual written consent of Patriot and the Company;

            (b)  by either Patriot or the Company:

               (i) if the Merger has not been consummated by May 31, 1998;
            provided, however, that the right to terminate this Agreement
            --------  -------
            pursuant to this Section 7.01(b)(i) will not be available to any party whose failure to perform any of its obligations under this Agreement results in the failure of the Merger to be consummated by such time;

               (ii) if the Company Shareholder Approval shall not have been obtained at a Company Shareholder Meeting duly convened therefor or at any adjournment or postponement thereof;

               (iii) if the Patriot/OPCO Shareholder Approvals shall not have been obtained at Patriot/OPCO Shareholder Meetings duly convened therefor or at any adjournment or postponement thereof; or

               (iv) if any Governmental Entity shall have issued a Restraint or taken any other action permanently enjoining, restraining or otherwise prohibiting the consummation of the Merger or any of the other transactions contemplated by this Agreement and such Restraint or other action shall have become final and nonappealable;

          (c) by Patriot, if the Company Board or any committee thereof shall have (i) withdrawn, modified or amended in a manner adverse to Patriot its approval or recommendation of the Merger or this Agreement, (ii) failed to include such recommendation in the Joint Proxy Statement, (iii) approved or recommended, or proposed publicly to approve or recommend, any Company Takeover Proposal other than the Merger, (iv) caused the Company to enter into a Company Acquisition Agreement, or (v) resolved to take any of the foregoing actions;

          (d) by the Company, if the Patriot Board or the OPCO Board or any committee of either of them thereof shall have (i) withdrawn, modified or amended in a manner adverse to the Company its approval or recommendation of the Merger or this Agreement, (ii) failed to include such recommendation in the Joint Proxy Statement, or (iii) resolved to take any of the foregoing actions;

          (e) by the Company, if Patriot or OPCO shall have breached or failed to perform in any material respect any of its representations, warranties or covenants required to be performed by them under this Agreement, which breach or failure to perform cannot be or has not been cured within 30 days after the giving of written notice to Patriot and OPCO of such breach (provided that the
                                                             --------
Company is not then in material breach of any representation, warranty, covenant or other agreement contained in this Agreement that cannot or has not been cured within 30 days after giving notice to the Company of such breach);

          (f) by the Company in accordance with Section 4.02(b), provided that
                                                                 --------
it has complied with all provisions of Section 4.02;

          (g) by the Company, in accordance with and subject to Section 2.01(d), if the Meeting Date Price is less than $26.416 (as may be adjusted pursuant to Section 2.01(d)); and

          (h) by Patriot, if the Company shall have breached or failed to perform in any material respect any of its representations, warranties or covenants required to be performed by it under this Agreement, which breach or failure to perform cannot be or has not been cured within 30 days after the giving of written notice to the Company of such breach (provided that neither
                                                        --------
Patriot nor OPCO is then in material breach of any representation, warranty, covenant or other agreement contained in this Agreement that cannot or has not been cured within 30 days after giving notice to Patriot of such breach).

    7.02. Effect of Termination.  In the event of termination of this Agreement
          ---------------------
by either the Company or Patriot as provided in Section 7.01, this Agreement, other than the provisions of Section 3.01(k), Section 3.02(j), Section 5.02,
Section 5.07, this Section 7.02 and Article VIII, will forthwith become void and have no effect, without any liability or obligation on the part of Patriot, the Company or OPCO, except to the extent that such termination results from the willful and material breach by a party of any of its representations, warranties, covenants or agreements set forth in this Agreement.

    7.03. Amendment.  This Agreement may be amended by the parties at any time
          ---------
before or after the Company Shareholder Approval or the Patriot/OPCO Shareholder Approvals; provided, however, that, after any such approval, there may not be
           --------  -------
made any amendment that by Law
requires further approval by the shareholders of the Company, Patriot or OPCO without the further approval of such shareholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

    7.04. Extension; Waiver.  At any time prior to the Effective Time, a party
          -----------------
may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties contained in this Agreements or in any document delivered pursuant to this Agreement, or (c) subject to the proviso of Section 7.03, waive compliance by the other party with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver will be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise will not constitute a waiver of such rights.

    7.05. Procedure for Termination, Amendment, Extension or Waiver.  A
          ---------------------------------------------------------
termination of this Agreement pursuant to Section 7.01, an amendment of this Agreement pursuant to Section 7.03 or an extension or waiver pursuant to Section
7.04 will, in order to be effective, require, in the case of Patriot, OPCO or the Company, action by its Board of Directors or a duly authorized committee thereof.


                            VII  GENERAL PROVISIONS

    8.01.  Nonsurvival of Representations and Warranties.  None of the
           ---------------------------------------------
representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement will survive the Effective Time. This Section 8.01 will not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

    8.02.  Notices.  All notices, requests, claims, demands and other
           -------
communications under this Agreement will be in writing and will be deemed given if delivered personally, telecopied (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as specified by like notice):

           (a)  if to Patriot, to:

                Patriot American Hospitality, Inc.
                Tri-West Plaza
                303 LBJ Freeway
                Suite 1500
                Dallas, TX  75234
                Attn:  Paul A. Nussbaum
            with copies to:

            Goodwin, Procter & Hoar LLP
            Exchange Place
            Boston, MA  02109
            Attn: Gilbert G. Menna, P.C. and
                  Martin Carmichael III, P.C.

       (b)  if to OPCO, to:

            Patriot American Hospitality Operating Company
            Tri-West Plaza
            303 LBJ Freeway
            Suite 1500
            Dallas, TX  75234
            Attn: Paul A. Nussbaum

            with copies to:

            Goodwin, Procter & Hoar LLP
            Exchange Place
            Boston, MA  02109
            Attn: Gilbert G. Menna, P.C. and
                  Martin Carmichael III, P.C.

       (c)  if to the Company, to:

            Interstate Hotels Company
            Foster Plaza Ten
            680 Andersen Drive
            Pittsburgh, PA  15220
            Attn: W. Thomas Parrington, Jr.

            with a copy to:

            Jones, Day, Reavis & Pogue
            599 Lexington Avenue, 30th Floor
            New York, New York 10022
            Fax No.: (212) 755-7306
            Attn: Robert A. Profusek, Esq.


     8.03. Certain Definitions.  For purposes of this Agreement:
           -------------------

          (a) An "Affiliate" of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person;

          (b) a "Subsidiary" of any Person means another Person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first Person. A "Significant Subsidiary" means any subsidiary of the Company or Patriot, as the case may be, that would constitute a "significant subsidiary" of such party within the meaning of Rule 1-02 of Regulation S-X of the SEC;

          (c) "Person" means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity; and

          (d) "Knowledge" of any Person which is not an individual means the knowledge of any of such Person's executive officers (as listed in the last proxy statement or registration statement of such Person filed with the SEC or, if any such listed officer is no longer employed by such Person, the successor to such officer's responsibilities) after reasonable inquiry.

    8.04. Interpretation.  When a reference is made in this Agreement to an
          --------------
Article, Section, Annex or Exhibit, such reference will be to an Article or Section of, or an Annex or Exhibit to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they will be deemed to be followed by the words "without limitation". The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement will refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms used herein with initial capital letters have the meanings ascribed to them herein and all terms defined in this Agreement will have such defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns.

    8.05. Counterparts.  This Agreement may be executed in one or more
          ------------
counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

    8.06. Entire Agreement; No Third-Party Beneficiaries.  This Agreement
          ----------------------------------------------
(including the documents and instruments referred to herein), and the Confidentiality Agreement (a) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and (b) except for the provisions of Article II and Sections 5.05, 5.06 and 5.13 are not intended to confer upon any Person other than the parties any rights or remedies.

    8.07. Governing Law.  This Agreement will be governed by, and construed in
          -------------
accordance with, the Laws of the Commonwealth of Pennsylvania regardless of the Laws that might otherwise govern under applicable principles of conflict of Laws thereof.

    8.08. Assignment.  Neither this Agreement nor any of the rights, interests
          ----------
or obligations under this Agreement may be assigned, in whole or in part, by operation of law or otherwise by either of the parties hereto without the prior written consent of the other party. Any assignment in violation of the preceding sentence will be void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

    8.09. Enforcement.  The parties agree that irreparable damage would occur
          -----------
and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any federal court of the Western District of Pennsylvania or in Pennsylvania state court, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto
(a) consents to submit itself to the personal jurisdiction of any federal court located in the Western District of Pennsylvania or any Pennsylvania state court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a federal court sitting in the Western District of Pennsylvania or a Pennsylvania state court.

          IN WITNESS WHEREOF, Patriot, OPCO and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.


                                PATRIOT AMERICAN HOSPITALITY, INC.



                                By: /s/ WILLIAM W. EVANS III
                                   ---------------------------------------
                                   Name:  William W. Evans III
                                   Title: Office of the Chairman


                                PATRIOT AMERICAN HOSPITALITY OPERATING COMPANY



                                By: /s/ LESLIE NG
                                   ---------------------------------------
                                   Name:  Leslie Ng
                                   Title: Senior Vice President



                                INTERSTATE HOTELS COMPANY



                                By: /s/ MILTON FINE
                                   ---------------------------------------
                                   Milton Fine
                                   Chairman of the Board